                    LOCK UP, VOTING AND CONSENT AGREEMENT


        This Lock Up, Voting and Consent Agreement (the "Agreement"), dated as of May __, 2002, is entered into and made by and among Metrocall Inc. ("Metrocall, Inc."), a Delaware corporation, McCaw RCC Communications, Inc. ("McCaw"), a Delaware corporation, Metrocall USA, Inc. ("Metrocall USA"), a Delaware corporation, MSI, Inc. ("MSI"), a Nevada corporation, Mobilfone Service, L.P. ("Mobilfone"), a Texas limited partnership, and Advanced Nationwide Messaging Corporation ("Advanced Nationwide"), a Washington corporation, (collectively, "Metrocall" or the "Company") and each of the undersigned Secured Lenders (as defined below) (each, a "Consenting Lender" and, collectively, the "Consenting Lenders") under the Loan Agreement (as defined below) and each of the undersigned holders (each a "Consenting Holder" and, collectively, the "Consenting Holders", and together with the Consenting Lenders, each, a "Consenting Creditor", and, collectively the "Consenting Creditors") of the Senior Subordinated Notes (as defined below). McCaw, Metrocall USA, MSI, Mobilfone, and Advanced Nationwide are collectively referred to as the "Subsidiaries". All capitalized terms not otherwise defined herein have the meanings given for said terms in the Plan Term Sheet (as hereinafter defined). Notwithstanding anything contained herein or in the Plan Term Sheet or any exhibits contained therein, the terms and conditions contained in this Agreement shall control over any inconsistent terms and conditions contained in the Plan Term Sheet or any exhibits thereto.

        WHEREAS, Metrocall, Inc. and the Consenting Lenders entered into that certain Fifth Amended and Restated Loan Agreement dated as of March 17, 2000, as amended, (the "Loan Agreement"), in terms of which the Consenting Lenders agreed to fund to Metrocall a Senior Secured Facility A Loan in an aggregate amount of up to $150,000,000 (the "Facility A Loan"), and a Senior Secured Facility B Loan in an aggregate amount of up to $50,000,000 (the "Facility B Loan", together with the Facility A Loan, the "Senior Secured Loan" and those lenders that a parties thereto being the "Secured Lenders"). Metrocall issued those certain Facility A promissory notes in the aggregate original principal amount of $150,000,000 (the "Facility A Notes") and Facility B promissory notes in the aggregate original principal amount of $50,000,000 (the "Facility B Notes", together with the Facility A Notes, the "Notes") to each of the Consenting Lenders. Contemporaneously with the Loan Agreement, and in order to secure the obligations of Metrocall therein, (a) Metrocall executed (i) a Second Amended and Restated Borrower's Pledge Agreement, (ii) a Second Amended and a Restated Borrower Security Agreement, and (iii) a Borrower Trademark Security Agreement; and (b) the Subsidiaries executed (i) a Second Amended and Restated Master Subsidiary Guaranty, (ii) a Amended and Restated Master Subsidiary Pledge Agreement, and (iii) a Second Amended and Restated Master Subsidiary Security Agreement (together with the Loan Agreement, the "Loan Documents").

        WHEREAS, the aggregate outstanding principal amount of the Senior Secured Loan, as of the date hereof, is $133,000,000 plus accrued interest;

        WHEREAS, Metrocall and the Consenting Lenders have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring of the Senior Secured Loan;

        WHEREAS, Metrocall, Inc. has issued, or is the obligated as the successor to any such issuer, (a) $100,000,000 of 11-7/8% senior subordinated notes due 2005 pursuant to an Indenture (the "(ProNet) 11-7/8% Note Indenture"), dated as of June 15, 1995, between Metrocall, Inc. and The Bank of New York, as Trustee (the "(ProNet) 11-7/8% Notes"), of which $92,968,000 is outstanding, (b) $150,000,000 of 10-3/8% senior subordinated notes due 2007 pursuant to an Indenture (the "10-3/8% Note Indenture"), dated as of September 27, 1995, between Metrocall, Inc. and HSBC Bank USA, as Trustee (the "10-3/8% Notes"), of which $134,970,000 is outstanding, (c) $200,000,000 of 9-3/4%
senior subordinated notes due 2007 pursuant to an Indenture (the "9-3/4% Note Indenture"), dated as of October 21, 1997, between Metrocall, Inc. and HSBC Bank USA, as Trustee (the "9-3/4% Notes"), of which $171,340,000 is outstanding, (d) $125,000,000 of 11-7/8% senior subordinated notes due 2005 pursuant to an Indenture (the "(A+ ) 11-7/8% Note Indenture"), dated as of October 24, 1995, between Metrocall, Inc. and The Bank of New York, as Trustee (the "(A+) 11-7/8% Notes"), of which $174,000 is outstanding, and (e) $250,000,000 of 11% senior subordinated notes due 2008 pursuant to an Indenture (the "11% Note Indenture", of which $227,350,000 is outstanding, and together with the (ProNet)11-7/8%, 10-3/8%, 9-3/4% and (A+) 11 7/8% Note
Indentures, the "Note Indentures"), dated as of December 22, 1998, between Metrocall, Inc. and HSBC Bank USA, as Trustee (the "11% Notes" and, collectively with the (ProNet) 11-7/8%, 10-3/8%, 9-3/4% and (A+) 11 7/8%
Notes, the "Senior Subordinated Notes of which $626,802,000 is outstanding;

        WHEREAS, Metrocall and the Consenting Holders have engaged in good faith negotiations with the objective of reaching an agreement with regard to restructuring of the Senior Subordinated Notes;

        WHEREAS, Metrocall and each of the Consenting Creditors now desire to implement a financial restructuring (the "Financial Restructuring"), and in order to implement the Financial Restructuring, Metrocall intends to prepare and file a disclosure statement (the "Disclosure Statement") and joint plan of reorganization (the "Plan") consistent in all material respects with the terms set forth in this Agreement and the term sheet, together with all relevant exhibits thereto, attached hereto as Annex A (the "Plan Term Sheet") implementing the terms of the Financial Restructuring in the cases (the "Chapter 11 Cases") filed under the United States Bankruptcy Code, 11 U.S.C.
Section 101 et seq. (the "Bankruptcy Code"), and Metrocall intends to use its best efforts to have the Disclosure Statement approved and such Plan confirmed by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in the Chapter 11 Case as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules");

        WHEREAS, each Consenting Lender that is a signatory hereto represents and warrants, severally, and not jointly, that, as of the effective date of this Agreement, (i) the principal amounts of its respective commitments under the Senior Secured Loan are equal to the amounts set forth opposite its signature below, (ii) it is the legal owner, beneficial owner and/or the investment adviser, representative or manager for the beneficial owner (with the power to vote and dispose of such claims on behalf of such beneficial owner) of such legal or beneficial owner of such aggregate principal amount of Senior Secured Loan and any claim for interest and fees with respect thereto (for each such party, the "Consenting Lender's Relevant Claim"), (iii) said commitments were (a) entered into between said Consenting Lender and Metrocall on or about March 17, 2000 or (b) acquired by said Lender pursuant to an assignment effective as of the date set forth opposite its signature below and (iv) that it has not entered into any assignment, participation or other transfer with respect to its commitments except as set forth opposite its signature below.

        WHEREAS, each Consenting Holder holds or is the legal owner, beneficial owner and/or the investment adviser, representative or manager for the beneficial owner (with the power to vote and dispose of such claims on behalf of such beneficial owner) of such legal or beneficial owner of such aggregate principal amount of Senior Subordinated Notes and any claim for interest and fees with respect thereto (for each such party, the "Consenting Holder's Relevant Claim" and, collectively and together with each Consenting Lender's Relevant Claim, the "Relevant Claims", and each independently a "Relevant Claim"), in each case as set forth below each such Consenting Holder's signature attached hereto;

        WHEREAS, those certain Consenting Holders designated as "Qualified Holders" on the signature page hereto have has held or have been the legal or beneficial owner of the Relevant Claim for at least eighteen (18) months prior to the execution of this Agreement;

        WHEREAS, as part of the Financial Restructuring, the Plan will contemplate the distribution of (i) a $60 million senior secured note (the "Secured Note") from Reorganized McCaw RCC Communications, Inc., (ii) a $20 million senior secured PIK notes (the "Senior Secured PIK Notes") issued by Reorganized Metrocall, Inc., (iii) new preferred stock to be issued by Reorganized Metrocall, Inc. (the "Preferred Stock") representing an initial liquidation preference of $53 million of the total $60 million initial liquidation preference of such Preferred Stock, and (iv) 42% (subject to a ratable dilution of up to 7% for stock options to be issued to eligible Metrocall employees pursuant to the stock option plan) of the shares of the total new common stock (the "Common Stock") of Reorganized Metrocall, Inc. to be issued (the Common Stock and the Preferred Stock collectively, the "Stock") to the Consenting Lenders, as described in the Plan Term Sheet; and

        WHEREAS, as part of the Financial Restructuring, the Plan will contemplate the distribution to the holders of general unsecured claims of Metrocall, Inc. (including, allowed claims of the holders of the Senior Subordinated Notes) of (i) Preferred Stock representing a $5 million initial liquidation preference of the total $60 million initial liquidation preference of such Preferred Stock and (ii) 58% (subject to a ratable dilution of up to 7% for stock options to be issued to eligible Metrocall employees pursuant to the stock option plan) of the Common Stock of Reorganized Metrocall, Inc.; and

        WHEREAS, each Consenting Creditor desires to support and vote for confirmation of the Plan, and Metrocall desires to obtain the commitment of the Consenting Creditors to support and vote for the Plan, in each case subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Metrocall and the Consenting Creditors agree as follows:

        SECTION 1. VOTING.

        Each Consenting Creditor represents and warrants that, as of the date hereof, it is the legal owner, beneficial owner and/or the investment adviser, representative or manager for the beneficial owner (with the power to vote and dispose of such claims on behalf of such beneficial owner) of such legal or beneficial owner's Relevant Claim and that there is no Senior Secured Loan or Senior Subordinated Notes, as the case may be, of which it is the legal owner, beneficial owner and/or investment advisor or manager for such legal or beneficial owner which are not part of its Relevant Claim. Each Consenting Creditor agrees for itself that (i) it shall timely vote its Relevant Claim and any other claims or interests that it holds against or in the Company (and not revoke or withdraw such vote) to accept the Plan; provided that the terms of the Plan and Disclosure Statement are consistent in all material respects with the terms described in the Plan Term Sheet and do not contain any material misstatement or omission and (ii) to the extent such election is available, it shall not elect on its ballot to preserve any claims, if any, such Consenting Creditor may have that may be affected by the releases provided for under the Plan. For so long as this Agreement has not been terminated in accordance with Section 8, the Consenting Creditors shall not support in anyway any action, objection or motion by any party that would result in termination of this Agreement or the Financial Restructuring.

        SECTION 2. SUPPORT OF THE PLAN.

        (a) So long as this Agreement shall remain in effect, each Consenting Creditor agrees that so long as it is the legal owner, beneficial owner and/or the investment adviser, representative or manager of any claims or interests, including all or any portion of the Relevant Claim, it shall (i) from and after the date hereof not agree to, consent to, provide any support to, solicit or encourage, participate in the formulation of, or vote for any transaction or plan of reorganization or liquidation (an "Alternative Proposal"), other than the Plan; (ii) from and after the date hereof not interfere in any manner with the Company's efforts to obtain confirmation of the Plan; (iii) execute and deliver a customary letter, in form and substance reasonably satisfactory to the Company and such Consenting Creditor, from the Consenting Creditors (or an ad hoc committee of Consenting Creditors) for distribution to the Secured Lenders or holders of any impaired claims against or interests in the Company, stating that such Consenting Creditor supports and has committed to vote to approve the Plan; and (iv) agree to permit disclosure in the Disclosure Statement and any filings by the Company with the Securities and Exchange Commission of the contents of this Agreement, including, but not limited to, the commitments given in clause (i) of this
Section 2(a) and the aggregate Relevant Claims held by all Consenting Creditors; provided that the Company shall not disclose the amount of the Relevant Claim of any individual Consenting Creditor, except as otherwise required by applicable securities law.

        (b) (i) So long as this Agreement shall remain in effect, each Consenting Creditor agrees that so long as it is a holder of a Relevant Claim, it shall not object to or otherwise commence any proceeding to oppose or alter any of the terms of the Plan Term Sheet, including, but not limited to, the terms and conditions any other document filed in connection with the confirmation of the Plan hereinafter a "Reorganization Document") and shall not take any action which is inconsistent with, or that would delay approval or confirmation of any of the Disclosure Statement, the Plan or any of the Reorganization Documents; provided that the terms of all such Reorganization Documents are customary and otherwise consistent with the material terms of the Plan Term Sheet and in form and substance satisfactory to the administrative agent for the Secured Lenders. Without limiting the generality of the foregoing, no Consenting Creditor may directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries that could reasonably be expected to prevent, delay or impede the restructuring of the Company as contemplated by the Plan or any Reorganization Document;

        (ii) So long as this Agreement shall remain in effect, each of the Consenting Creditors shall agree that neither it nor any of its subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its and its subsidiaries' Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries ("Other Plan") or Acquisition Proposal.

        (iii) For purposes of this Agreement, "Acquisition Proposal" means any bona fide written offer or proposal for, or any written indication of interest in, any (1) direct or indirect acquisition or purchase of any business or assets of the Company or any of its subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole,
(2)
direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (3) tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of securities of the Company or any of its subsidiaries whose business constitutes 15% or more the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (4) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole.

        (iv) So long as this Agreement shall remain in effect, each Consenting Creditor shall agree that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly, have any discussion with, or provide any confidential information or data to, any person relating to, or in contemplation of, an Other Plan or Acquisition Proposal or engage in any negotiations concerning an Other Plan or Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Other Plan or Acquisition Proposal (including by waiving any "standstill" or similar provision of any agreement with any person). "Representatives" means, as to a Person, any employee, agents, investment bankers, attorneys, accountants, consultants, advisers, and other representatives retained by it or any of its subsidiaries.

        (v) So long as this Agreement shall remain in effect, each Consenting Creditor shall agree that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the execution of this Agreement with respect to any Acquisition Proposal or Other Plan. Each Consenting Creditor shall agree that it will take the necessary steps to promptly inform each of its Representatives of the obligations undertaken with respect to this No Shop.

        SECTION 3. FORBEARANCE.

        Each Consenting Creditor hereby agrees to forebear from exercising any rights or remedies it may have under the Loan Documents and all related documents, applicable law, or otherwise, (including, without limitation, the filing of an involuntary petition against the Company), with respect to any existing default under the Loan Documents and all related documents during the period commencing on the date hereof and ending on the date on which the Chapter 11 Cases are commenced (it being understood that such forbearance applies to any defaults caused by the commencement of the Chapter 11 Cases as well) (the "Forbearance").

        SECTION 4. RESTRICTIONS ON TRANSFER.

        Each Consenting Creditor hereby agrees that, from the date of execution of this Agreement through the effective date of the Plan (the "Effective Date"), it shall not sell, assign, transfer, or otherwise dispose of all or any of its Relevant Claims or any option thereon or any right, interest (voting or otherwise) therein. Notwithstanding the foregoing, Consenting Holders may sell, assign, transfer, or otherwise dispose of all or any of its Relevant Claims or any option thereon or any right, interest (voting or otherwise) therein provided that the transferee agrees in writing to be bound by the terms of this Agreement by executing a counterpart signature page to this Agreement and the transferor promptly provides the Company with a copy thereof, in which event the Company shall be deemed to have acknowledged that its obligations to the Consenting Holders hereunder shall be deemed to constitute obligations in favor of such transferee, and the Company shall confirm such acknowledgment in writing.

        Each Consenting Lender further agrees that, so long as this Agreement shall remain in effect, it shall not consent to any Secured Lender assigning, participating or transferring any of such Secured Lender's rights or interests under the Loan Agreement or other Loan Documents (as defined in the Loan Agreement).

        SECTION 5. FURTHER ACQUISITION OF SENIOR SUBORDINATED NOTES.

        This Agreement shall in no way be construed to preclude the Consenting Holders or any of their respective subsidiaries or affiliates from acquiring additional Senior Subordinated Notes. However, any such additional Senior Subordinated Notes acquired by a Consenting Holder or such subsidiaries or affiliates shall automatically be deemed to be a Consenting Noteholder's Relevant Claim and to be subject to the terms of this Agreement. The Consenting Holder agrees that it shall not create any subsidiary or affiliate for the sole purpose of acquiring any Senior Subordinated Notes. Upon the request of the Company, each Consenting Holder shall provide an accurate and current list of each Consenting Noteholder's Relevant Claim held by such Consenting Holder, subsidiary and/or affiliate.

        SECTION 6. COMPANY AGREEMENT.

        The Company hereby agrees to use its reasonable best efforts to have the Disclosure Statement approved by the Bankruptcy Court, and thereafter to use its reasonable efforts to obtain an order of the Bankruptcy Court confirming the Plan, in each case as expeditiously as commercially reasonable under the Bankruptcy Code and Bankruptcy Rules, and consistent in all material respects (including with respect to the treatment of claims and interests) with the terms and conditions of the Plan Term Sheet. The Company shall use its reasonable best efforts to comply with the time deadlines set forth in the Plan Term Sheet.

        SECTION 7. ACKNOWLEDGMENT.

        This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Consenting Creditors will not be solicited until the Consenting Creditors have received the Disclosure Statement and related ballot, as approved by the Bankruptcy Court.

        SECTION 8. TERM AND TERMINATION.

        (a) This Agreement shall initially be effective until June 10, 2002.

        (b) This Agreement shall automatically be extended until the earlier of (i) October 31, 2002; or (ii) the effective date of the Plan, if on or before May 28, 2002, the Company delivers to the Consenting Creditors definitive documentation (negotiated in good faith with the Secured Lenders and the Committee) that consists of all "first-day" motions and papers and a Disclosure Statement and Plan, all of which shall be (i) substantially in accordance with the material terms and conditions of the Plan Term Sheet and
(ii) in form and substance reasonably satisfactory to the administrative agent for the Secured Lenders.

        (c) Notwithstanding anything to the contrary herein, all obligations of each Consenting Creditor hereunder shall terminate if (i) the Plan provides or is modified to provide for treatment of each Consenting Lender and/or Consenting Holder which is materially adverse to the treatment described in the Plan Term Sheet; (ii) Metrocall does not commence the Chapter 11 Cases on or before June 3, 2002 or the Chapter 11 Cases are commenced without the simultaneous filing of the Plan and Disclosure Statement; (iii) the date that the Bankruptcy Court approves the Disclosure Statement is not within 90 days from the date that Metrocall commences the Chapter 11 Cases; (iv) the effective date of the Plan is not within 180 days from the date that Metrocall commences the Chapter 11 Cases; (v) the Company shall have filed any motion or other pleading, or otherwise shall have brought any action or proceeding, challenging or objecting to the claims of a Consenting Creditor or otherwise seeking any recovery from, or injunctive relief against, a Consenting Creditor (other than with respect to any alleged or actual breach by a Consenting Creditor of the terms of this Agreement or any other agreement between the Company and such Consenting Creditor; (vi) the Chapter 11 Cases shall have been dismissed or converted to a case under Chapter 7 of the Bankruptcy Code;
(vii) a Chapter 11 trustee is appointed or (viii) an examiner with enlarged powers relating to the operation of the Company's business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under
Section 1106(b) of the Bankruptcy Code, shall have been appointed in the Chapter 11 Cases.

        SECTION 9. GOOD FAITH NEGOTIATION OF DOCUMENTS.

        Each party hereby further covenants and agrees to negotiate the Reorganization Documents and any definitive documents relating thereto in good faith and, in any event, in all material respects consistent with the Plan Term Sheet.

        SECTION 10. REPRESENTATIONS AND WARRANTIES.

        Each of the Consenting Creditors and the Company represent and warrant to each other that the following statements are true, correct and complete as of the date hereof:

        (a) Power and Authority. It has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

        (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

        (c) No Conflicts. The execution, delivery and performance of this Agreement does not and shall not: (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries, (ii) violate its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

        (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body (other than the approval of the Bankruptcy Court in the case of the Company).

        (e) Binding Obligation. Subject to the provision of Sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation, enforceable in accordance with its terms.

        SECTION 11. COMPLETE AGREEMENT, MODIFICATION OF AGREEMENT.

        This Agreement and the other agreements, including but not limited to the Plan Term Sheet, referenced herein constitute the complete agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified, altered, amended or supplemented except by an agreement in writing signed by the Company and each of the Consenting Creditors.

        SECTION 12. SPECIFIC PERFORMANCE.

        It is understood and agreed by the parties that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to the sole and exclusive remedy of specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a remedy of any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

        SECTION 13. IMPACT OF APPOINTMENT OF CREDITORS COMMITTEE.

        If an official committee of holders of unsecured claims is appointed by the United States Trustee in the Chapter 11 Cases, the Company shall cooperate with the Consenting Holders in seeking to cause the United States Trustee to appoint the Consenting Holders to be members of such official committee pursuant to Section 1102 of the Bankruptcy Code if the Consenting Holders so elect (but the fact of such service on such committee shall not otherwise affect the continuing obligations of such Consenting Holders under this Agreement or the validity or enforceability of this Agreement; provided that, to the extent that a Consenting Holder is acting in his or its capacity as a member of such committee, such Consenting Holder will not be prohibited from acting as required by the fiduciary duties of a committee member in its good faith judgment and will not be liable to the Company hereunder or in respect hereof for so acting).

        SECTION 14. FEES AND EXPENSES.

        The Company shall pay the reasonable fees and expenses of the financial and legal advisors for the Committee, in accordance with (i) the Company's respective agreements with such firms, (ii) the terms and conditions of any order entered in the Chapter 11 Cases authorizing the Metrocall's use of cash collateral, and (iii) as further set forth in accordance with the Plan Term Sheet.

        SECTION 15. ASSIGNMENT.

        Except as set forth in Section 4, no rights or obligations of any party under this Agreement may be assigned or transferred to any other person or entity.

        SECTION 16. GOVERNING LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the U.S. District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the non-exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Cases, each of the parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

        SECTION 17. INDEPENDENT DUE DILIGENCE AND DECISION-MAKING.

        Each of the Consenting Creditors hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of Metrocall. To the extent any materials or information have been furnished to it by Metrocall, the undersigned hereby acknowledges that they have been provided for informational purposes only, without any representation or warranty.

        SECTION 18. HEADINGS.

        The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

        SECTION 19. PRIOR NEGOTIATIONS.

        This Agreement, the Plan Term Sheet and the Reorganization Documents supersede all prior negotiations with respect to the subject matter hereof.

        SECTION 20. CONSIDERATION.

        It is hereby acknowledged by the Company and each of the Consenting Creditors that no consideration shall be due or paid to the Consenting Creditors for their execution of this Agreement, other than the Company's agreement to use its reasonable best efforts to obtain approval of the Disclosure Statement and to confirm the Plan in accordance with the terms and conditions of this Agreement and the Plan Term Sheet.

        SECTION 21.  RELEASES

        Each Consenting Creditor hereby acknowledges that releases shall be granted pursuant to the Plan and that such releases shall be substantially consistent with the terms and provisions set forth in the Plan Term Sheet and each Consenting Creditor hereby agrees to not to take any action inconsistent therewith.

        SECTION 22. THIRD PARTY BENEFICIARIES.

        Except as provided herein, this Agreement shall be solely for the benefit of the parties hereto, including their permitted assigns, and no other person or entity shall be a third party beneficiary hereof. Nothing in this Agreement, express or implied, shall give to any party or entity other than the parties any benefit or any legal or equitable right, remedy or claim under this Agreement.

        SECTION 23. NOTICES.

        All notices hereunder to be served upon the Company, any Consenting Lender or any Consenting Holder shall be deemed given if in writing and delivered or sent by telecopy or courier to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice), respectively:

        If to the Company

        Metrocall Inc.
        6677 Richmond Highway
        Alexandria, Virginia 22306
        Attn: Vincent D. Kelly
        Telephone: (703) 718-6650
        Facsimile:  (703) 768-9625

        with copies to:

        Schulte Roth & Zabel LLP
        919 Third Avenue
        New York, New York 10022
        Attn: Jeffrey S. Sabin, Esq.
        Telephone: (212) 756-2000
        Facsimile:  (212) 593-5955

        If to the Consenting Lenders

        Toronto Dominion (Texas), Inc.
        Administrative Agent
        909 Fannin, Suite 1700
        Houston, Texas 77010
        Attn: Jeff Lents
        Telephone: (713) 951-8229
        Facsimile:  (713) 951-9921

        with a copy to:

        TD Securities (USA) Inc.
        31 West 52nd Street
        New York, NY 10019-6101
        Attn: Amy Josephson
        Telephone: (212) 821-7736
        Facsimile:  (212) 827-7261
        and a copy to:

        Mayer Brown Rowe & Maw
        Counsel to Metrocall Secured Lenders
        190 South LaSalle Street
        Chicago, Illinois  60603-3441
        Attn: J. Robert Stoll, Esq.
        Telephone: (312) 701-7263
        Facsimile:  (312) 701-7711

        and

        Mayer Brown Rowe & Maw
        Counsel to Metrocall Secured Lenders
        1627 Broadway
        New York, New York  10019
        Attn: Kenneth Noble, Esq.
        Telephone: (212) 506-2208
        Facsimile:  (212) 262-1910

        and

        If to the Consenting Holders

        To the Consenting Holders at their respective addresses on the signature pages hereof and with copies to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attn:Richard G. Mason, Esq.
        Telephone: (212) 403-1000
        Facsimile:  (212) 403-2000

        SECTION 24. COUNTERPARTS.

        This Agreement may be executed by facsimile and in any number of counterparts, each of which shall, collectively and separately, constitute one and the same agreement.

        SECTION 25. SEVERAL OBLIGATIONS.

        The obligations of the Consenting Creditors pursuant to this Agreement are several (and not joint and several), and no Consenting Creditor is responsible for the representatives, warranties, covenants or agreements of any other Consenting Creditor.

        SECTION 26.  ALIEN OWNERSHIP REPRESENTATION.

        Each Consenting Creditor hereby represents and warrants that, if an individual, it is not an alien or representative of any foreign government. If a corporation, such Consenting Creditor is not directly or indirectly controlled by any other corporation of which more than one-fourth of its capital stock is owned of record or voted by aliens, their representatives, or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country.

        If such Consenting Creditor cannot make the forgoing representation, then such Consenting Creditor has identified all applicable foreign ownership interests, by country of origin, percentage ownership interest in, and identified any foreign officers or directors as set forth on Schedule "A" annexed hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                     METROCALL, INC.,
                                     METROCALL USA, INC.,
                                     McCAW RCC COMMUNICATIONS, INC.,
                                     ADVANCED NATIONWIDE MESSAGING CORPORATION,
                                     MOBILEFONE SERVICE, L.P.,
                                     MSI, INC.

                                     By:    /s/ VINCENT D. KELLY
                                            -----------------------------
                                     Name: Vincent D. Kelly
                                     Title: Chief Financial Officer

SIGNATURE PAGE TO LOCK-UP, CONSENT AND VOTING AGREEMENT FOR CONSENTING LENDERS


ADMINISTRATIVE AGENT AND LENDERS:       TORONTO DOMINION (TEXAS), INC., as
                                        Administrative Agent and a Lender
             Commitments
             -----------
Facility A     Facility B    Total
----------     ----------    -----
(Revolver)       (Term)

$16,600,000    $5,000,000                   By:     /s/ JEFFREY R. LENTS
               $21,600,000                    ------------------------------
Effective: On or about March 17, 2000           Name: Jeffrey R. Lents
Transfers: None                                 Title:   Vice President






                                            FLEET NATIONAL BANK, as a Lender

$16,600,000    $5,000,000
               $21,600,000                  By:     /s/ Edward J. Walsh
Effective: On or about March 17, 2000               -------------------------
Transfers: None                                 Name: Edward J. Walsh
                                                Title: Senior Vice President

SIGNATURE PAGE TO LOCK-UP, CONSENT AND VOTING AGREEMENT FOR CONSENTING LENDERS


                                            WACHOVIA BANK, NATIONAL
                                            ASSOCIATION, as a Lender


$16,600,000    $5,000,000                   By:     /s/ REGINALD T. DAWSON
               $21,600,000                          --------------------------
Effective: On or about March 17, 2000        Name: Reginald T. Dawson
Transfers:  None                             Title: Vice President








                                         COMMERCIAL LOAN FUNDING TRUST I, as a
                                         Lender

                                         By:  Lehman Commercial Paper, Inc.,
                                         not in its individual capacity but
                                         solely as administrative agent

$0             $15,000,000               By:     /s/ G. ANDREW KEITH
               $15,000,000                       -----------------------------
Effective: On or about March 17, 2000    Name: G. Andrew Keith
Transfers:  None                         Title: Authorized Signatory



                                        MORGAN STANLEY SENIOR FUNDING, INC., as
                                        a Lender


$8,300,000     $5,000,000               By:     /s/ CHARLES C. O'BRIEN
               $13,300,000                      ------------------------------
Effective: On or about March 17, 2000       Name: Charles C. O'Brien
Transfers:  None                            Title: Vice President


SIGNATURE PAGE TO LOCK-UP, CONSENT AND VOTING AGREEMENT FOR CONSENTING LENDERS



                                             ENDEAVOR L.L.C., as a Lender


$6,600,000     $5,000,000                   By:     /s/ BRIAN T. SCHINDERLE
               $11,600,000                          ----------------------------
Effective: Acquired pursuant to an              Name: Brian T. Schinderle
assignment effective October 2001               Title: Senior Managing Director
Transfers:  None





                                            CAPITAL CROSSOVER PARTNERS, as a
                                            Lender


$3,000,000     $5,000,000                   By:     /s/ RONALD G. HODGE
               $8,000,000                           --------------------------
Effective: Acquired pursuant to                 Name: Ronald G. Hodge
assignments effective (i) February 2002         Title: Partner
($5,000,000) and (ii) March  2002
($3,000,000)
Transfers:  Participation of substantial
portion of Commitments to affiliated
entities




                                         INGALLS & SNYDER VALUE PARTNERS, L.P.,
                                         as a  Lender


$7,000,000     $0                        By:     /s/ THOMAS O. BOUCHER, JR.
               $7,000,000                        ---------------------------------
Effective: Acquired pursuant to              Name: Thomas O. Boucher, Jr.
assignment effective March 2002              Title: General Partner
Transfers:

TOTAL:
$83,000,000    $50,000,000
               $133,000,000

SIGNATURE PAGE TO LOCK-UP, CONSENT AND VOTING AGREEMENT FOR CONSENTING HOLDERS



FRANKLIN ADVISERS, INC.

By:     /s/ JEFFREY HOLBROOK
        ----------------------------
Name:   Jeffrey Holbrook
Title:  Vice President
Aggregate Principal Amount
of Senior Subordinated Notes: $97,000,000


OAKTREE CAPITAL MANAGEMENT, LLC

By:     /s/ DESMUND SHIRAZI
        ----------------------------
Name:   Desmund Shirazi
Title:  Managing Director

By:     /s/ RICHARD TING
        ----------------------------
Name:   Richard Ting
Title:  Assistant Vice President, Legal
Aggregate Principal Amount
of Senior Subordinated Notes: $69,690,000


ASPEN ADVISORS

By:  /s/ NEIL SUBIN
    -----------------------
Name:  Neil Subin
Title:  Vice President
Aggregate Principal Amount
of Senior Subordinated Notes: $110,925,000


INGALLS & SNYDER VALUE PARTNERS, L.P.

By:     /s/ THOMAS O. BOUCHER, JR.
        --------------------------------
Name: Thomas O. Boucher, Jr.
Title: General Partner
Aggregate Principal Amount
of Senior Subordinated Notes: $51,000,000

SIGNATURE PAGE TO LOCK-UP, CONSENT AND VOTING AGREEMENT FOR CONSENTING HOLDERS


DIANE GIBSON

By: /s/ DIANE GIBSON
    ------------------------
Name:  Diane Gibson
Aggregate Principal Amount
of Senior Subordinated Notes: $2,225,000


KEITH LANE-ZUCKER

By:  /s/ KEITH LANE-ZUCKER
    ------------------------
Name:  Keith Lane-Zucker
Aggregate Principal Amount
of Senior Subordinated Notes: $7,173,000

JAMES SLOCUM

By:/s/ JAMES SLOCUM
    ------------------------
Name:  James Slocum
Aggregate Principal Amount
of Senior Subordinated Notes: $250,000

EDWARD OBERST

By: /s/ EDWARD OBERST
    ------------------------
Name:  Edward Oberst
Aggregate Principal Amount
of Senior Subordinated Notes: $2,000,000


REED SIMMONS

By: /s/ WILLIAM REED SIMMONS
    ------------------------
Name:  Reed Simmons
Aggregate Principal Amount
of Senior Subordinated Notes: $1,000,000

THOMAS O. BOUCHER, JR.

By: /s/ THOMAS O.BOUCHER, JR.
    ------------------------
Name:  Thomas O. Boucher
Aggregate Principal Amount
of Senior Subordinated Notes: $3,965,000

SIGNATURE PAGE TO LOCK-UP, CONSENT AND VOTING AGREEMENT FOR CONSENTING HOLDERS



PATRICIA LATOURETTE

By: /s/ PATRICIA LATOURETTE
    ------------------------
Name: Patricia Latourette
Aggregate Principal Amount
of Senior Subordinated Notes: $1,314,000


THOMAS DITOSTO

By: /s/ THOMAS DITOSTO
    ------------------------
Name: Thomas Ditosto
Aggregate Principal Amount
of Senior Subordinated Notes: $6,025,000


CHRISTOPHER SIEGE

By:  /s/ CHRISTOPHER SIEGE
    ------------------------
Name: Christopher Siege
Aggregate Principal Amount
of Senior Subordinated Notes: $7,225,000

JOHN DOUGHERTY

By:  /s/ JOHN DOUGHERTY
    ------------------------
Name:  John Dougherty
Aggregate Principal Amount
of Senior Subordinated Notes: $14,468,000

SHEPARD BOONE

By:  /s/ SHEPARD BOONE
    ------------------------
Name: Shepard Boone
Aggregate Principal Amount
of Senior Subordinated Notes: $10,310,000

SIGNATURE PAGE TO LOCK-UP, CONSENT AND VOTING AGREEMENT FOR CONSENTING HOLDERS


ROBERT L. GIPSON

By: /s/ ROBERT L. GIBSON
    ------------------------
Name: Robert L. Gibson
Aggregate Principal Amount
of Senior Subordinated Notes: $20,000,000


THOMAS GIBSON HOMES PROFIT SHARING PLAN

By: /s/ Thomas  Gibson
    ------------------------
Name: THOMAS, GIBSON, TRUSTEE
Aggregate Principal Amount
of Senior Subordinated Notes: $1,097,000

PATRICIA GIPSON

By: /s/ PATRICIA. GIBSON
    ------------------------
Name: Patricia Gibson
Aggregate Principal Amount
of Senior Subordinated Notes: $10,000,000

NELLIE GIPSON

By: /s/ NELLIE GIBSON
    ------------------------
Name: Nellie Gibson
Aggregate Principal Amount
of Senior Subordinated Notes: $3,000,000

                                 SCHEDULE "A"
                    IDENTIFICATION OF CONSENTING CREDITOR
                         FOREIGN OWNERSHIP INTERESTS


CONSENTING        FOREIGN OWNERSHIP         PERCENTAGE              NAMES OF
CREDITOR          INTEREST BY               OF FOREIGN              FOREIGN
                  COUNTRY OF ORIGIN         OWNERSHIP               DIRECTORS &
                                                                    OFFICERS

                                  ANNEX "A"

                           METROCALL, INC., ET AL.
        STAND ALONE REORGANIZATION TERM SHEET (THE "PLAN TERM SHEET")
                                 MAY 21, 2002

A summary of the terms and conditions for the pre-negotiated joint plan of reorganization (collectively the "Plan") of Metrocall, Inc., Metrocall USA, Inc., McCaw RCC Communications, Inc., Advanced Nationwide Messaging Corp., MSI, Inc., and Mobilfone Service, L.P. (collectively, "Metrocall" and the "Debtors") follows(1):


                             Lock-Up Agreement

                             Metrocall anticipates that prior to commencing
                      its reorganization proceedings under chapter 11 of title 11 of the United States Code (the "Chapter 11 Cases"), 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"), it will require the execution of a "Lock-Up Agreement" with key creditor constituencies, including its Secured Lenders (as defined in the Lock-Up Agreement to which this Plan Term Sheet is attached thereto as Annex "A") and each of the members of the ad hoc committee (the "Committee") of Metrocall, Inc's senior subordinated noteholders with respect to the terms of the Plan as summarized herein.

                             Metrocall requires Secured Lenders and Committee
                      members, as the case may be, necessary to constitute in excess of 50% in number of the Secured Lenders holding at least of 66 2/3% of the principal amount of existing senior secured debt and at least 80% in number of the Committee members holding at least 66 2/3% of the principal amount of existing subordinated noteholder debt, respectively, to execute and deliver Lock-Up Agreements in favor of Metrocall, providing, among other things, that each party to the Lock-Up Agreement agrees
                      (i) to vote in favor of the Plan contemplated by this Plan Term Sheet, the Term Sheet for the new $60 million "Senior Secured Note" attached hereto as Exhibit "A", the Term Sheet for the "Senior Secured PIK Notes" attached hereto as Exhibit "B", and the Term Sheet for the "Preferred Stock" attached hereto as Exhibit "C";
                      (ii) not to object to any relief or motion to be brought by Metrocall in connection with or related to effecting the Plan and/or the Reorganization; (iii) to restrict the transfer by any Noteholder of any claim (or interests therein) held by it against Metrocall unless the transferee has agreed to assume all obligations and limitations of the Lock-Up







--------
(1) THIS PLAN TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN. ANY SUCH OFFER OR SOLICITATION WILL BE MADE BY METROCALL IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

                      Agreement; (iv) to restrict the transfer by any Secured Lender of any claim (or interests therein) held by it against Metrocall from the date of execution of the Lock-Up Agreement through the effective date of the Plan and (v) not to vote for or in any way support, solicit or encourage, any other transaction other than the Plan unless and until Lock-Up Agreements are terminated in accordance with their terms; and (vi) not to interfere in any manner with Metrocall's efforts to obtain confirmation of the Plan.

                             Term Of Lock-Up

                             The Lock-Up Agreement shall initially be
                      effective until June 10, 2002. The lock-up term shall automatically be extended until the earlier of (i) October 31, 2002; or (ii) the confirmation of the Plan, on or before May 28, 2002, Metrocall delivers to the Secured Lenders and the Committee definitive documentation that consists of the Plan, Disclosure Statement and the "First Day Papers", all of which shall
                      (a) be substantially in accordance with the material terms and conditions presented herein and (b) in form and substance reasonably satisfactory to the Administrative Agent for the Secured Lenders. THE TERMS AND CONDITIONS OF THE LOCK-UP AGREEMENT ARE SET FORTH IN THE LOCK-UP AGREEMENT TO WHICH THIS PLAN TERM SHEET IS ANNEXED.

                      Glenayre

                             Metrocall recently executed an extension of its
                      service contract with Glenayre providing Metrocall with a one-year extension and an option to extend the agreement for an additional year at Metrocall's discretion. Glenayre provides support and maintenance for Metrocall's paging infrastructure and network and Metrocall's ability to continue these services with Glenayre is an essential aspect of Metrocall's ability to provide paging services. The amendment with Glenayre required Metrocall to prepay the $1 million fee in consideration of the initial year of services to be provided under the agreement. In the event that Metrocall elects to exercise its option to extend the agreement for an additional year, Metrocall will be required to prepay Glenayre for the additional period prior to expiration of the initial term. The Glenayre service agreement requires and Metrocall further contemplates filing a first-day motion seeking authority of the Bankruptcy Court to assume same.

                      Weblink

                             Metrocall is currently in the process of further
                      negotiating amendments to the various strategic alliance agreements that it maintains with Weblink (the "Alliance Agreements"). Metrocall's business model and projections assume that these requested amendments will, among other things, include a release of certain installment payments due from Metrocall commencing in 2004 that may aggregate $15 million. Pursuant to the Alliance Agreements Metrocall provides advanced messaging services to its customers. If Metrocall is able to re-negotiate such amendments with Weblink, it further contemplates filing a first-day motion seeking authority of the Bankruptcy Court to assume the Alliance Agreements with Weblink as amended. If Metrocall is unable to re-negotiate such amendments with Weblink, it is likely that Metrocall will, subject to approval with the Committee and Secured Lenders, seek to "reject" the Alliance Agreements with Weblink.

                             The terms of the current Alliance Agreements give
                      Weblink a right to terminate the agreements, after satisfaction of certain conditions and prior notice to Metrocall, if Metrocall has not otherwise obtained an order in its Chapter 11 Cases authorizing and approving its assumption of same by April 30, 2002. Weblink has agreed to extend this deadline and, on April 30, 2002 filed a motion (to be heard on June 18, 2002) in its chapter 11 cases seeking bankruptcy court approval to extend the Metrocall assumption deadline to a date that is forty-five days after Metrocall's Petition Date but not later than October 30, 2002.

                      EPX
                             Metrocall is presently in the process of
                      replacing its merchant processing provider Huntington Bank ("Huntington) /First Data Corp. which has informed Metrocall that it intends to terminate its processing agreement with Metrocall in 2002. In anticipation of this event, Metrocall has negotiated an agreement for replacement processing services with Electronic Payment Exchange, Inc. ("EPX") /THEBANCORP.COM. Metrocall relies on merchant processing services to process credit card transactions with its customers. The EPX agreement has required Metrocall to fund a $2 million reserve against fees and potential chargebacks. Metrocall has funded approximately $500,000 of this reserve amount and the balance shall be funded by EPX withholding 5% of monthly receipts under the processing agreement. Under the present merchant processing agreement Huntington is currently holding a $1.85 million reserve. Metrocall believes that it is necessary to replace Huntington as a provider and that the agreement offered by EPX represents the best available terms for these services under the circumstances. Metrocall began phasing in EPX services on April 1, 2002 and believes that the transition to EPX will be completed on or about April 30, 2002 at which time Metrocall will terminate the Huntington relationship. Metrocall will attempt to recover the balance of any reserves held by Huntington but can provide no assurance that these amounts will be immediately returned to Metrocall as the Huntington agreement provides that such reserves may be maintained by Huntington for ten-months following termination.

                      Spectrum Management, LLC

                             Metrocall is in the process of closing a
                      settlement agreement with Spectrum Management, LLC ("Spectrum") related to certain indemnity claims asserted by Spectrum against Metrocall, Inc. and its wholly-owned licensing subsidiary Metrocall USA, Inc. arising under a certain Asset Purchase Agreement between the parties dated November 19, 1999 whereby Metrocall sold certain assets of its ETS division to Spectrum. The purchase price for these assets was $10.068 million of which Metrocall received $6 million in cash and took back a note for approximately $4.1 million. Although the term note held by Metrocall is contractually subordinate to Spectrum's secured lenders, Metrocall may receive scheduled payments from Spectrum pursuant to the note. By letter dated April 25, 2001, Spectrum alleged that Metrocall breached certain representations and warranties made under the Asset Purchase Agreement and asserted indemnity claims against Metrocall and Metrocall USA, Inc. of approximately $6 million. Metrocall's board has determined that a settlement of these claims, without acknowledging any liability to Spectrum, represents the best interests of Metrocall and its stakeholders and has approved a settlement that requires (i) Spectrum to pay to Metrocall $1 million of past due payments under the term note and (ii) settles all remaining claims between the parties, including those asserted by Spectrum under the indemnity provisions against Metrocall, Inc. and Metrocall USA, Inc. in exchange for Metrocall forgiving any remaining balance due under the term note. Pursuant to this settlement agreement, Metrocall has agreed to file a motion (early in its Chapter 11 Cases) seeking bankruptcy court approval of this settlement agreement with Spectrum.

                      Tower Lessors

                             American Tower and Pinnacle are two of Metrocall
                      largest tower site lessors representing slightly in excess of 25% of Metrocall's total tower site leases. Metrocall is in the process of finalizing settlement agreements with each of these lessors to resolve disputes with respect to various tower site leases. It is contemplated that the settlement agreements will include master lease agreements governing all of the respective tower sites. Metrocall anticipates filing a motion (early in its Chapter 11 Cases) seeking bankruptcy court approval to assume these master lease agreements, and approval of the settlement agreements, as may be necessary.

PETITION DATE:               Metrocall, Inc. and each of its wholly-owned,
                      direct and indirect, operating and license subsidiaries shall file for chapter 11 under the Bankruptcy Code on or before June 3, 2002, or as soon as reasonably practicable thereafter. (The cases shall be jointly administered but not otherwise substantively consolidated.) The entities that shall simultaneously file are as follows:

                      a)     Metrocall, Inc.
                      b)     Metrocall USA, Inc.  (the "License Subsidiary")
                      c)     McCaw RCC Communications, Inc. ("McCaw")
                      d)     Advanced Nationwide Messaging Corp. ("ANMC")
                      e)     MSI, Inc. ("MSI")
                      f)     Mobilfone Service, L.P. ("Mobilfone")

                      (McCaw, ANMC, MSI and Mobilefone may also collectively, and independently, be referred to as the "Operating Subsidiaries")

                      Metrocall Ventures, Inc., Metrocall's wholly-owned investment holding subsidiary which currently has interests in Western Paging & Voicemail, L.P., Western Paging & Voicemail, LLC and Iris Wireless, LLC shall not file for bankruptcy protection

VENUE:                Bankruptcy Court for the District of Delaware


FIRST DAY
MOTIONS:                     Simultaneously with the filing of its chapter 11
                      petitions, Metrocall shall file with the bankruptcy court its proposed Joint Plan of Reorganization and Disclosure Statement, along with other necessary or appropriate first-day papers which shall include, but may not be limited to standard and customary motions seeking authorization for the Debtors to (i) retain certain professionals including Schulte Roth & Zabel LLP, , Pachulski, Stang, Ziehl, Young & Jones, LLP, Alston & Byrd, LLP, Lazard Freres & Co.(2) and others,
                      (ii) pay prepetition wages, compensation, employee benefits and other employee expenses, (iii) continue workers' compensation programs and policies, (iv) pay prepetition sales and use tax, (v) maintain existing bank accounts, forms and cash management services, (vi) pay certain critical trade vendors, (vii) make payments for interim compensation and reimbursement of expenses to certain



------------------------
(2) Lazard's retention shall be conditioned upon a written amendment to its existing engagement agreement pursuant to which Lazard will have agreed to accept revised compensation comprised of a success fee of $4,000,000 (net of all monthly compensation paid prior thereto) and out of pocket expenses in exchange for financial services to be provided through the Effective Date. (Total fees paid to Lazard to date are $1,925,000.) Pursuant such amendment, Lazard shall be paid $1,075,000 on account of accrued and unpaid monthly fees prior to the Petition Date and shall receive no monthly compensation during the Chapter 11 Cases, other than out of pocket expenses but shall be entitled to receive the remaining $1,000,000 balance their success fee on the Effective Date.

                      professionals, (viii) use cash collateral and providing adequate protection(3), (ix) make continued use of utility services post petition without interruption, (x) pay certain prepetition shipping and warehouses charges and possessory liens related thereto, (xi) continue certain customer practices and honor certain prepetition customer obligations, (xii) make continued payments of premiums for various insurance policies, (xiii) establish a bar date for filing proofs of claims, (xiv) operate their business and confirming the automatic stay, (xv) pay contractors in satisfaction of perfected or potential mechanics' or materialmen's or similar liens, (xvi) approve assumption or rejection of the amended alliance agreements with Weblink, (xvii) approve assumption of the service and maintenance agreement with Glenayre, (xviii) reject certain non-residential real property leases which may include, but will not be limited to certain tower leases, (xix) reject certain executory contracts and (xx) establish a Key employee retention and severance program, (xxi) authorize and approve assumption of the Spectrum settlement agreement,
                      (xxii) authorize and approve assumption of the tower license settlement agreements with Pinnacle and American Tower, (xxiii) authorize and approve the special integration retention plan for certain employees and
                      (xxiv) authorize and approve assumption of the EPX processing agreement. In addition the debtor anticipates filing its schedules and statements of financial affairs on or shortly after the petition date. Metrocall shall, with these first day papers, file a motion to obtain a hearing date for approval of its Disclosure Statement within 45 days of the petition date. Metrocall will also immediately undertake to file and/or commence all FCC applications that will be required as a consequence of the proposed Reorganization. Metrocall's target date for completion of its restructuring and emergence from bankruptcy will be October 1, 2002. (SEE EXHIBIT "D": TIMELINE FOR METROCALL'S REORGANIZATION )

                             The Plan, Disclosure Statement and all First Day
                      Motions and papers shall be presented to the Secured Lenders and Noteholders for review and comments prior to filing.

MEANS OF
IMPLEMENTATION:              Metrocall will pursue a corporate restructuring
                      intended to consolidate operations and preserve the maximum value of the reorganized entities. Metrocall's restructuring shall include the implementation of certain cost cutting measures including a reduction in work force and elimination of certain redundancies in operations,





-------------------
(3) Metrocall's use of cash collateral shall be subject to Metrocall providing adequate protection which shall include monthly payments of interest on the pre-petition loan balance of $133,000,000 at the existing non-default contract rate of interest together with replacement liens on all existing collateral. In addition, Metrocall's use of cash collateral shall be subject to a monthly budget (to be developed by Metrocall and subject to approval of the Secured Lenders) which shall limit Metrocall's use of cash collateral within certain general operational and expense categories.

                      including the closing and/or consolidation of certain office, retail and operational facilities. A summary of the cost reductions to be implemented is reflected in the projections attached hereto as Exhibit E. (SEE EXHIBIT "E": PROJECTIONS FOR METROCALL'S REORGANIZATION(4))


                             Metrocall does not contemplate that either a DIP
                      facility or Exit Financing will be required to implement the Plan. Metrocall will, however, require use of its existing cash management practices and cash collateral during the pendency of the Chapter 11 Cases and will file the appropriate first day motions seeking authority for same and providing adequate protection. Metrocall's use of cash collateral shall be subject to a budget (a draft of which will be provided shortly under separate cover) to be determined and agreed to by the Secured Lenders and Metrocall. The budget shall provide for certain limitations of monthly expenses within general operational and expense categories, shall provide for a mutually agreeable carve-out to fund expenses of professionals retained in the Chapter 11 Cases, and shall limit Metrocall's use of cash collateral within certain general operational and expense categories. The proposed adequate protection shall provide the Secured Lenders with replacement liens on substantially all of the post-petition assets of the Debtors (other than avoidance actions or proceeds thereof), as well as, to monthly cash payments equal to (i) interest at the current non-default rate on the principal obligations ($133,000,000) outstanding under the Loan agreement and
                      (ii) reasonable fees and expenses of the Administrative Agent's counsel and financial advisors, as adequate protection for the use of cash collateral. Metrocall anticipates that the Secured Lenders will enter into an appropriate intercreditor agreement with Wachovia, the bank where Metrocall currently maintains its cash management accounts, to ensure that any risk to Wachovia associated with its continued services can be mitigated or eliminated. Wachovia has reviewed Metrocall's cash management relationship in anticipation of the bankruptcy filings and has agreed to provide continued cash management services subject to certain modifications and conditions.

                             In addition, Metrocall's Reorganization
                      contemplates an order by the bankruptcy court approving Metrocall's Plan (the "Confirmation Order") that, among other things, will provide for the modification, assumption and/or assignment of various employment agreements and other executory contracts.



------------------------
(4) The projections attached hereto are to be supplemented to include Metrocall's balance sheet adjusted for recapitalization upon completion of same. This additional component of Metrocall's projections will be provided under separate cover.

                      The steps of Metrocall's corporate restructuring are as follows:

                      (i) On or immediately prior to the Effective Date, ANMC shall merge with and into McCaw, its parent, such that all assets of ANMC, together with all liabilities shall be conveyed to McCaw.

                      (ii) On or immediately prior to the Effective Date but following the ANMC merger with McCaw, MSI shall be merged with and into McCaw, its parent, such that all assets of MSI, together with all liabilities shall be conveyed to McCaw.

                      (iii) Upon the merger of MSI with and into McCaw the partnership of Mobilfone will be effectively dissolved and all assets of Mobilfone, together with all liabilities will vest with McCaw.

                      (iv) Immediately following the merger of the Operating Subsidiaries into McCaw, Metrocall, Inc. will contribute all right, title and interest in all of its assets to McCaw other than (a) certain intellectual property (see below) to be conveyed to the License Subsidiary and (b) a sufficient amount of cash reasonably necessary to make distributions or establish reserves as required by the Plan. These assets shall be contributed subject to all existing liens in place at that time. McCaw will simultaneously assume all of the underlying obligations (including cure costs, if any) directly attributable to these assets. (Metrocall, Inc. will not contribute its ownership interest in Inciscent, Metrocall USA, Inc. or Metrocall Ventures, Inc.) SEE EXHIBIT F:
                             METROCALL'S PRE & POST REORGANIZATION CORPORATE DIAGRAMS ATTACHED HERETO.

                      (v) Concurrent with the contributions by Metrocall, Inc. to McCaw referenced above, Metrocall, Inc. will contribute all of its intellectual property (including trademarks, trade names, and copyrights) to Metrocall USA, Inc., its wholly-owned license subsidiary. Immediately thereafter, Metrocall USA, Inc. will enter into a license agreement with McCaw for the use of the FCC licenses and other intellectual property.
                             SEE INFRA., OTHER PLAN PROVISIONS - LICENSE
                             SUBSIDIARY AGREEMENT

                      (vi) Metrocall, Inc., McCaw, and Metrocall USA, Inc. will then each reorganize and continue in operations. Following the aforementioned mergers and capital contributions, McCaw and Metrocall USA, Inc. shall each reincorporate(5) under the laws of the State of Delaware and cause to be executed and filed all appropriate restated certificates of incorporation and by-laws (the



----------------------
(5) It is contemplated that the re-incorporation of Metrocall USA, Inc. shall be implemented via a merger of Metrocall USA, Inc. with and into a newly formed, wholly-owned subsidiary of Metrocall, Inc.

                             reorganized and reincorporated entities shall hereinafter be referred to, respectively, as "Reorganized Metrocall, Inc." or "HoldCo.", "Reorganized McCaw" or "OpCo." and "Reorganized Metrocall USA" or "License Subsidiary").

                      (vii) Immediately thereafter distributions (in accordance with the terms set forth herein in the section discussing "Plan Classifications and Treatment") to creditors and equity interests of the applicable Debtors will commence and will include, among other distributions:

                             a. The execution by OpCo. of the new $60 million Senior Secured Note pursuant to the terms and conditions set forth in the Term Sheet for the Senior Secured Note and issue same to the Secured Lenders in accordance with Metrocall's Plan. (SEE EXHIBIT "A": TERM SHEET FOR NEW $60 MILLION SENIOR SECURED NOTE ATTACHED HERETO.)

                             b. The Execution by HoldCo. of the $20 million Senior Secured PIK Notes pursuant to the terms and conditions set forth in the Term Sheet for the Senior Secured PIK Notes and issue same to holders of the allowed Secured Lenders Claims in accordance with Metrocall's Plan. SEE EXHIBIT "B": TERM SHEET FOR SENIOR SECURED PIK NOTES.

                             c. OpCo., on the Effective Date, or as soon as practicable thereafter, will pay all holders of allowed general unsecured claims against any of the consolidated operating subsidiaries 100% of such allowed claims in cash or pursuant to any other such arrangement as may be agreed to between the parties.

                             d. HoldCo., on the Effective Date, or as soon practicable thereafter but not later than thirty (30) days from the Effective Date, will issue (i) Preferred Stock of HoldCo. representing $53 million of the total $60 million liquidation preference to the allowed claims of the Secured Lenders; (ii) Preferred Stock representing $5 million of the $60 million liquidation preference to the holders of allowed General Unsecured Claims against Metrocall, Inc.; and (iii) Preferred Stock of HoldCo. representing $2 million of the $60 million liquidation preference to Metrocall's senior executives as set forth under section discussing Employment Agreements and Benefit plans set forth herein. The Preferred Stock shall constitute 95% of the voting rights with respect to the total outstanding capital stock of HoldCo. (the remaining 5% of the voting rights shall vest with the new common stock of HoldCo. to be issued) until such time as it shall be fully redeemed; at
                                 which time the then outstanding Common Stock
                                 (as defined below) shall then constitute 100% of the voting rights with respect to the
                                 capital stock of HoldCo.   The terms of the
                                 Preferred Stock are as set forth in Term
                                 Sheet for Preferred Stock annexed hereto. SEE EXHIBIT "C": TERM SHEET FOR PREFERRED STOCK.

                             e. HoldCo., on the Effective Date, or as soon practicable thereafter, will issue (i) 42% (subject to ratable dilution for the issuance of Common Stock and options under the stock option plan described herein to employees of OpCo. not to exceed 7%) of the issued shares of HoldCo. common stock (the "Common Stock") to the Secured Lenders and (ii) 58% (subject to ratable dilution for the issuance of restricted stock and options under the stock option plan described herein to employees of OpCo. not to exceed 7%) of the issued shares of Common Stock to the holders of allowed General Unsecured Claims against Metrocall,
                                 Inc.    The Common Stock shall constitute 5%
                                 of the voting rights with respect to the total outstanding capital stock of HoldCo. until such time that the Preferred Stock has been fully redeemed; at which time the then outstanding Common Stock shall then hold constitute 100% of the voting rights with respect to the capital stock of HoldCo. This distribution shall be made in accordance with the distribution provisions set forth below.

                      (viii) The members of senior management of Metrocall,
                             which includes the Chief Executive Officer and the Chief Financial Officer, shall each execute employment agreements with HoldCo. and OpCo. to become operative on the Effective Date. It is anticipated that all other employment agreements of those parties not otherwise subject to the planned reduction-in-force will be rejected and/or terminated by Metrocall. It is further anticipated that Metrocall's Key Employee and Retention Plan will be modified prior to Metrocall's bankruptcy filing and subsequently assumed and assigned to OpCo. on or prior to the Effective Date. The details of the respective employment agreements and plans are summarized separately herein.

                      (ix) The various personnel and employment related agreements, including the 401K Plan, medical and other benefit plans, severance programs, as amended, shall be terminated immediately prior to the reincorporation of HoldCo. and reinstated through OpCo. upon the Effective Date. See the discussion of severance, 401K and other benefit plans herein.

                      (x) Upon confirmation of Metrocall's Plan, all property and interests appurtenant thereto shall, as of the Effective Date, revest in each of the respective debtor entities. In addition, all obligations and debts of the debtors shall be discharged in exchange for the disbursements, if any, made to the respective creditor classes under the Plan.

                      (xi) Metrocall cannot presently determine if the number of holders of allowed general unsecured claims that will receive the new preferred stock or common stock of HoldCo. as set forth herein, will be sufficient to satisfy public reporting requirements. HoldCo. will therefore, to the extent possible, undertake to register as a public entity and to comply with all public reporting requirements and shall use reasonable efforts to have the Preferred Stock and Common Stock listed on a nationally recognized market or exchange as soon after the Effective Date as practicable. Secured Lenders who receive 10% or more of the Common Stock will be granted two demand and unlimited piggyback registration rights.

                      (xii) As of the Effective Date, the Certificate of Incorporation of HoldCo. will be amended to provide that, during the two-year period following the initial distributions of the HoldCo. Preferred Stock and Common Stock, no person shall be permitted to transfer any stock of HoldCo. without the prior written consent of the Chief Financial Officer of HoldCo. (and any such purported transfer will be void ab initio) if (x) after such purported transfer, the purported transferee would own 5 percent or more of any class of stock of HoldCo. or (y) prior to giving effect to such purported transfer, the purported transferor owns 5 percent or more of any class of stock of HoldCo. For purposes of the foregoing, (I) "transfer" means any sale, transfer, gift or assignment of any HoldCo. stock, or the granting or issuance of an option or other right to acquire any HoldCo. stock, or any other action that would cause any person to be treated as the owner of any share of stock as to which such person was not previously treated as the owner, and (II) a person shall be treated as the owner of any share of stock of HoldCo. if such person directly or indirectly owns such share or is otherwise treated as the owner of such share under Section 382 of the Internal Revenue Code and the Treasury Regulations thereunder, including Section 382(l)(3) of the Internal Revenue Code and Section 1.382-2T(h) of the Treasury Regulations thereunder. During the two-year period following the initial distribution of the HoldCo. Preferred Stock and Common Stock, HoldCo. and its transfer agent will not record any transfer of any share of HoldCo. stock unless it or its transfer agent has received either (A) a certificate from the purported transferee to the effect that such transferee would not own 5 percent or more of any class of HoldCo. stock after giving effect to the purported transfer and a certificate from the purported transferor to the effect that it does not own 5 percent or more of any class of HoldCo. stock prior to giving effect to such purported transfer or (B) a certificate of HoldCo.'s Chief Financial Officer consenting to such a transfer. The Chief Financial Officer of HoldCo. shall be required to provide such written consent and certificate, upon ten days prior written notice, if he determines that the purported transfer, alone or together with all other pending purported transfers of shares, could not reasonably be determined to result in an "ownership change" with respect to HoldCo. under Section 382 of the Internal Revenue Code (based on a 45 percent threshold rather than the fifty percent threshold set forth in Section 382). The purported transferor and transferee shall deliver to HoldCo. such certificates as the Chief Financial Officer of HoldCo. may reasonably require as a condition to the issuance of a consent certificate. If the Chief Financial Officer shall fail to provide such written consent and certificate with respect to any proposed transfer, such officer shall provide, within five business days after receipt of a request therefor from the person seeking such consent and certificate, the information upon which such officer concluded that such proposed transfer could reasonably be determined to result in an ownership change.

PLAN CLASSIFICATIONS
AND TREATMENTS:(6)
                             Unless otherwise stated below, the following Plan
                      classifications and class treatments shall be the same for each of the Debtor entities. As the Debtors' cases will not be substantively consolidated, each of the Debtors' respective Plans will need to be independently confirmed but no Effective Date of any plan shall occur unless and until each plan of reorganization has been confirmed for the respective Metrocall entities.

A.      UNCLASSIFIED CLAIMS  (Not be entitled to vote)

Administrative
Claims: Each holder of an allowed administrative claim will receive payment in full (in cash) or such other treatment as agreed to between Metrocall and the respective claim holder, of the unpaid portion of an allowed administrative claim on the Plan effective date or as soon thereafter as practicable.


---------------------
(6) Metrocall is currently working on determining the total amount of claims and or expenses to be paid under each of the relative categories or classifications set forth herein and anticipates providing estimates for each of these categories and/or classifications within one week following execution of the Lock-Up Agreements.

                             Administrative claims may include claims for
                      certain employee claims for wages, severance, or other benefits and compensation that will be paid by Metrocall pursuant to Court order, as well as, cure amounts relative to executory contracts or unexpired leases to be assumed by the Debtors. In addition, administrative claims shall include all approved applications filed by Metrocall's professionals seeking reimbursement of unpaid fees and expenses in connection with the Metrocall's bankruptcy cases.

Priority Tax
Claims: At the option of Metrocall, each holder of an allowed priority tax claim will receive either (i) payment in full (in cash) on the Effective Date or as soon thereafter as practicable or (ii) payment over a six year period from the date of assessment as provided in section 1129(a)(9)(C).

B.      UNIMPAIRED CLAIMS    (Not entitled to vote - deemed to have accepted
                             the Plan)

Other Priority
Claims:                      Each holder of allowed other priority claims
                      shall receive payment in full (in cash) on the Effective Date or as soon thereafter as practicable.

C.      IMPAIRED CLAIMS      (Other than as designated, entitled to vote)

Critical Vendors:
(Non-voting)                 Metrocall will file, with its first day papers, a
                      motion seeking authority to pay pre-petition claims of certain critical vendors. It is contemplated that there will be claim holders of Metrocall, Inc., as well as, with the Operating Subsidiaries treated as "critical vendors". In order to qualify as a "Critical Trade Vendor", such parties shall be required to commit to continue to extend trade credit to Metrocall during the pendency of the Chapter 11 Cases and for up to one year following the Effective Date on terms that are at least as favorable to the terms that had been provided to Metrocall, in the ordinary course, prior to the Petition Date; with the Bankruptcy Court to retain jurisdiction over any disputes arising out of, relating to or in connection with such trade credit and that to the extent of any breach thereof by a Critical Trade Vendor, payments made to such Critical Trade Vendor on account of its pre-petition claim may, if such breach is determined, be subject to recovery pursuant to Section 549 of the Bankruptcy Code and/or applicable state law. Each holder of an allowed "Critical Trade Vendor" claim shall be paid in full in cash during the Chapter 11 Cases pursuant to the Critical Trade Vendor Order to be entered by the bankruptcy court.

Secured Claims:
Other Than Senior
Secured Credit
Facility Claims:             At the option of Metrocall, Metrocall will (i)
                      reinstate such allowed secured claims by curing all outstanding defaults with all legal, equitable and contractual rights remaining unaltered, (ii) pay in full (in cash) such allowed secured claims on the Effective Date or as soon as practicable thereafter or (iii) satisfy such secured claim by delivering the collateral securing such claim and paying any such interest required to be paid under Section 506(b) of the Bankruptcy Code.

Operating & License
Subsidiary General
Unsecured Claims:(7)         Holders of allowed general unsecured claims
                      (other than any deficiency claims of the Secured Lenders that may exist) against each of the respective Operating Subsidiaries and the License Subsidiary shall receive cash in an amount equal to 100% of its allowed claim or such other treatment as agreed to between Metrocall and the respective claim holder on the Plan effective date or when due, whichever is later.

Senior Secured
Lender Claims(8):            The Secured Lenders, consistent with and subject
                      to the terms and conditions of the Lock-Up Agreement, will share in a pro rata distribution of (i) the $60 million Senior Secured Note from OpCo., the terms of which are described in Exhibit "A" hereto, (ii) the $20 million Senior Secured PIK Notes from HoldCo., the terms of which are described in Exhibit "B" hereto, (iii) HoldCo. Preferred Stock representing a total initial liquidation preference of $53 million, the terms of which are described in Exhibit "C" hereto, and (iv) 42% of the new Common Stock to be issued of HoldCo. (subject to ratable dilution up to 7% for stock options issued to OpCo. employees under the OpCo. stock option plan).

                             The Secured Lenders will hold an impaired claim
                      as against each of the Debtor entities filing chapter
                      11. The Secured Lenders shall have a claim against Metrocall, Inc. as the direct obligor and each of the Operating Subsidiaries and the License Subsidiary as unconditional guarantors. In exchange for the treatment of each Secured Lenders claim as set forth above and herein, each of the Secured Lenders shall waive its




----------------------
(7) Acceptance of the class is essential to preservation of the equity interests of Metrocall, Inc. in both Metrocall USA, Inc. and McCaw RCC Communications, Inc, and similarly to maintain McCaw's equity interests in Advanced Nationwide Messaging Corp. and MSI, Inc.

(8) The subordination rights of the Secured Lenders with respect to the Senior Subordinated Noteholders shall terminate upon receipt of the distributions set forth herein and to be provided on account of the allowed Secured Lender claims. All rights between the respective parties shall thereafter be as set forth herein and in the Plan.

                      rights, if any, to receive any distribution as an unsecured claim holder as against any of the Operating Subsidiaries and the License Subsidiary.

                             Although the claims of the Secured Lenders as
                      against the License Subsidiary may in part be unsecured, the guaranty claim will be classified separately from other general unsecured claims of the License Subsidiary for a number of business purposes including, but not limited to, the contractual subordination of the Noteholder claims, the blanket lien on any operating assets held by the Secured Lenders as against the License Subsidiary, and the absence of unsecured trade debt claims as against the License Subsidiary.

Metrocall, Inc.
General
Unsecured Claims:            Holders of allowed general unsecured claims,
                      which shall include, but not be limited to claims of the Senior Subordinated Noteholders, as well as rejection and trade claims will share in a pro rata distribution of (i) HoldCo. Preferred Stock, representing a $5 million initial liquidation preference, the terms of which are more fully described in Exhibit "C" hereto, and (ii) 58% of the new common stock to be issued of HoldCo. (subject to a ratable dilution of up to 7% for stock options to be issued to employees under the OpCo. stock option plan). All holders of general unsecured claims will be entitled to allocate such distributions against principal or accrued interest in their respective sole discretion.

Metrocall, Inc.
Convenience
Class:                       Metrocall will establish a convenience class for
                      all allowed general unsecured claims of (a) $1,000 or less (excluding any claims arising out of partial assignment of a claim) or (b) holders of general unsecured claims in excess of $1,000 which irrevocably elect on a ballot soliciting votes to accept a Plan to reduce their respective unsecured claim to the amount of $1,000 or less or (c) any disputed unsecured claim that becomes an allowed general unsecured claim of $1,000 or less with the consent of and in an amount agreed to by the Debtor. Holders of allowed "convenience class" claims shall receive a distribution equal to 40% of their allowed convenience claim in cash on the Effective Date in lieu of any other distribution to be made pursuant to the Plan. Holders of such convenience class claims shall, for voting purposes within their class, be deemed to hold a claim of $1,000 or less, as the case may be, regardless of whether such holders claim would otherwise had been in excess of such amount had the holder not elected to otherwise irrevocably reduce its claim.

Intercompany
Claims:                      All Intercompany claims, held against any of the
                      respective Debtor entities, whether held between the Debtors or affiliates of Metrocall that have not filed chapter 11 shall not receive any distribution on account of intercompany claims. All such claims shall either be waived or contributed as capital to the applicable Debtor and discharged. All such claims shall be treated as impaired and shall be voted to accept the respective Plans.

D.      INTERESTS    (Not entitled to vote)

Metrocall, Inc.
Preferred Stock
Interests:                   Interests in preferred stock and any holder of
                      any interest in warrants, options or rights in or to such preferred stock shall receive no distribution. All interests in preferred stock shall be terminated and cancelled upon the Effective Date.

Metrocall, Inc.
Common Stock
Interests:                   Interests in common stock and any holder of any
                      interest in warrants, options or rights in or to such common stock shall receive no distribution. All interests in common stock shall be terminated and cancelled upon the Effective Date.

Operating & License
Subsidiary Common
Stock                        Interests: Interests in the equity of any of the
                      Operating or License Subsidiaries shall not be impaired. Equity interests shall retain 100% of their vested interests in, and rights appurtenant thereto, the respective reorganized Operating and License Subsidiaries.

GOVERNANCE & MANAGEMENT OF
REORGANIZED METROCALL:

A.      BOARD OF DIRECTORS
            OF HOLDCO.
                             As of the Effective Date (and continuing
                      thereafter in accordance with the Charter) the board of directors of HoldCo. shall consist of seven members appointed as follows: (i) the Secured Lenders shall appoint four members, (ii) the Committee shall appoint one member, (iii) the Secured Lenders and the Committee, on or prior to the Confirmation Date, shall collectively, by mutual consent, appoint one member (the "Independent

                      Director") and (iv) one member shall be Metrocall's presiding Chief Executive Officer who shall serve as Chairman of the Board.

                             Until the redemption of the Preferred Stock in
                      its entirety, approval by the board of directors of HoldCo. for Special Transactions (as defined below) shall require at least five of the seven members of the board then voting in favor of any such Special Transactions.

                             A vote of five of the seven members of the board
                      of HoldCo. shall be required to amend the corporate charter of HoldCo. to give effect to (i) any change to the size or composition of the board; (ii) any change to the provisions requiring five of the seven members to vote to give effect a Special Transaction; (iii) to the amendment provisions contained herein; and (iv) any amendment or change to the stock transfer restrictions with respect to the Preferred Stock and Common Stock effective during the two-year period following their initial distribution.

                             "Special Transactions" shall include (i) any
                      business combination as defined under Delaware corporate law with respect to all or substantially all of the assets of HoldCo. and (ii) any transaction or action whereby HoldCo. or any of its wholly owned subsidiaries incur or issue any indebtedness or securities or guaranty any indebtedness or securities in excess of $20 million. In connection with its consideration of any Special Transaction and prior to any vote by directors thereon, HoldCo. shall first establish a special committee (the "Special Committee") of the board to consider such Special Transaction. The Special Committee shall consist of three members, including one of the directors selected by the Secured Lenders, one director selected by the Committee and the Independent Director. A Special Transaction shall only be voted on by the directors of HoldCo. if and when a majority of the Special Committee members has recommended for approval such Special Transaction.



B.      BOARD OF DIRECTORS
            OF OPCO. & THE
        LICENSE SUBSIDIARY

                             Each wholly-owned subsidiary of HoldCo. shall
                      have a board of directors with the size and composition mutually satisfactory to Metrocall and the Secured Lenders.

B.      CHARTER/BY-LAWS OF
        HOLDCO. & SUBSIDIARIES

                             To be determined on a basis mutually acceptable
                      to Metrocall and the Secured Lenders except that the charter and by-laws for HoldCo. shall provide that HoldCo., so long as any of its Preferred Stock is outstanding, (a) may not redeem or otherwise buy back any Preferred Stock on any basis other than as set forth in the terms for redemption in the Term Sheet for the Preferred Stock annexed hereto as Exhibit "C", and (b) may only approve Special Transactions by a vote of five of the seven members of the board of directors.

                             The corporate charter and by-laws of both OpCo.
                      and the License Subsidiary shall provide that shareholder approval shall be required to implement any Special Transaction with or involving any such subsidiary.

                             In addition, the corporate charter and by-laws
                      for HoldCo. shall provide for certain restrictions on the transfer of Preferred Stock and Common Stock as set forth under item (xii) of the section entitled "Means of Implementation" set forth above.

EMPLOYMENT AGREEMENTS
AND BENEFIT PROGRAMS

A.      EMPLOYMENT AGREEMENTS

                             The employment agreements with the senior
                      management team, which shall include the Chief Executive Officer (the "CEO") and the Executive Vice President, Chief Financial Officer and Treasurer (the "CFO") shall remain in full force and effect during the chapter 11 cases. Upon the effective date of the Plan of Reorganization (the "Effective Date"), the CEO and the CFO will enter into new employment agreements with HoldCo. and OpCo. at which time their existing employment agreements shall automatically be terminated, without cost, and be of no further force and effect. The new employment agreements with HoldCo. and OpCo. will provide for, among other things, for each of the CEO and CFO (i) a base salary of $530,000 for the CEO and $400,000 for the CFO, (ii) a annual cash performance bonus as follows:

                         % OF TARGET
                         PAYDOWNS
                         (SENIOR SECURED NOTE AND
                         SENIOR SECURED PIK NOTES)       % OF BASE SALARY

                         80%                                   80%
                         90%                                   90%
                         100%                                 100%
                         115%                                 115%
                         120%                                 120%
                         125%                                 125%

                         130%                                 150% (Subject to a
                                                                 max. of 200% on
                                                                 approval of the
                                                                 Board)

                                            TARGET PAYDOWNS
                            (MANDATORY PREPAYMENTS ON SENIOR SECURED NOTES
                                     AND SENIOR SECURED PIK NOTES)

                                  FYE - 12/31/02       $ 26,500,000
                                  FYE - 12/31/03         24,300,000
                                  FYE - 12/31/04       $ 10,000,000



                      (iii) shares of Preferred Stock, representing $1 million of the initial liquidation preference, for each of the CEO and CFO with one-third of the restrictions lapsing on each of the first 3 anniversaries of the Effective Date and (iv) a cash payment equal to .20% of any "New Capital Infusion" (as defined in the relative employment agreement). The term of the employment agreements will be for 3 years from and after the Effective Date, renewable for 1 year on each anniversary of the Effective Date. Upon (i) a termination by the Company without Cause or (ii) a voluntary termination by the CEO or the CFO with Good Reason, the CEO or the CFO shall receive (X) two years Base Salary, (Y) an amount equal to the Performance Bonus paid in the prior year and (Z) lapse of all restrictions applicable to the New Preferred Shares. Upon (i) a termination by the Company with Cause or (ii) a voluntary termination by the CEO or the CFO other than with Good Reason, the CEO or the CFO shall receive (X) base salary through the date of termination and (Y) New Preferred Shares that remain restricted on the date of termination shall be forfeited.


                             Employment agreements with the Tier II members of
                      the senior management team shall remain in full force and effect during the Chapter 11 proceedings. Upon the Effective Date, the Tier II member of the senior management team shall continue to be employed by the Company at compensation levels consistent with those provided under their prior employment agreements.

B.      2001 BONUSES FOR THE CEO AND CFO

                             With respect to bonuses for 2001, Metrocall shall
                      have paid, prior to commencement of its Chapter 11 Cases, an amount equal to $530,000 to the CEO and an amount equal to $400,000 to the CFO, reflecting a decision by the Board of Directors of Metrocall to be ratified at the May 1, 2002 meeting of the Board of Directors. All such amounts were previously earned but not paid under Metrocall's 2001 performance and bonus program.

C.      KEY EMPLOYEE RETENTION & SEVERANCE

                      KERP

                             The Key Employee Retention Plan (the "Amended and
                      Restated KERP") shall be modified, amended and restated, subject to the approval of the bankruptcy court, to provide for the following timing of payment of Retention
                      Bonuses: 25% on the Effective Date, and 25% as of the last day of each successive three month thereafter; provided that the employee shall not receive the applicable 25% portion of the Retention Bonus unless he or she is employed on the last day of each aforementioned three month period with respect to such 25% portion. The estimated aggregate amount to be paid under the KERP is $3.6 million that shall include payments to approximately 48 participating employees.

                      Special Billing Integration Retention Plan

                             In addition to the Amended and Restated KERP,
                      Metrocall will adopt and seek approval from the bankruptcy court of the Special Billing Integration Retention Plan, covering those employees employed to support the legacy billing systems of Metrocall and who are performing integral functions that must be completed during the bankruptcy confirmation process. Metrocall desires to incentivize these employees to complete their assigned tasks prior to their termination of employment. The Special Retention Plan provides payments to employees equal to a percentage of their base compensation if they remain with Metrocall through the date that their tasks are completed (the "Task Completion Date") based on his or her position as follows: Directors and Key Managers (15%), Technical Managers and Employees (10%) and Support Staff (5%). The payments are to be made no later than 10 business days after the Task Completion Date. The estimated aggregate amounts with respect to these approximately 34 employees is $163,000.(9)

D.      SEPARATION AND RELEASE AGREEMENTS

                             Metrocall has entered into Separation and Release
                      Agreements with 2 senior management employees with respect to their termination of employment prior to the petition date (copies of which have been provided under separate cover). In each case, Metrocall has agreed to pay a lump sum payment and has entered into a consulting arrangement for the former employee to provide services for a monthly fee, after the petition date.



-------------------------
(9) Pursuant to Metrocall's existing regular severance plan and vacation pay policy these employees, in the aggregate, will be entitled to receive $451,000 of severance payments and $127,000 of vacation payments upon termination.

                      The aggregate payments to be provided under the Separation and Release Agreements is approximately $280,000.(10)

                             In exchange for the payments and other
                      consideration provided by Metrocall, the employee has entered into a general release with respect to all employment related claims that the employee may bring against Metrocall and has agreed to non-compete restrictions. To the extent that the Debtors and their counsel determine that these contracts are executory, the Debtors will file appropriate motions during the Chapter 11 Cases to seek court approval to assume same.

E.      SEVERANCE PLAN AND 401(k) PLAN AMENDMENTS

                      Severance Plan

                             The Regular Employee Severance Plan shall be
                      amended prior to the Petition Date to clarify that the non-competition period shall apply for a period equal to the number of weeks that severance payments are made. This amendment supports the past and present practice of Metrocall relating to the non-competition clause.

                      401(k)

                             The matching contribution under the 401(k) plan
                      shall be amended prior to the Petition Date to provide that employer shall increase the match from a maximum of 4% to 6% of an employee's compensation, provided that the portion between 4% and 6% shall be conditioned on HoldCo. achieving certain performance objectives.

                      Metrocall shall file motions together with their "First Day Papers" seeking court approval to continue such benefits and plans.

F.      OTHER SEVERANCE, 401K, INSURANCE & EMPLOYEE BENEFIT PROGRAMS

                             Except as noted above, the employee benefit plans
                      and programs, including 401(k), health and welfare, severance and long term disability with respect to all continuing employees shall be assumed by HoldCo. and then assigned to OpCo.

G.      STOCK PURCHASE PLANS

                             All rights under existing stock purchase plans
                      have been cancelled. All rights shall in the stock purchase program have been extinguished.


--------------------------
(10) Metrocall reserves the right to enter into separation and release agreements with up to two additional members of senior management providing for similar treatment. Metrocall's estimated aggregate costs associated with these potential additional separation and release agreements is $340,000.

H.      STOCK OPTION PLANS

                             As of April 9, 2002, each of the Stock Option
                      Plans were terminated.

                             On the Effective Date, HoldCo. and OpCo. shall
                      implement an employee stock option plan for OpCo. employees. HoldCo. shall set aside and reserve up to 7% of the shares of HoldCo. Common Stock to be issued after the exercise of options under this stock option plan. The Board of Directors of HoldCo. (or a committee thereof) shall have the discretion to select the employees to be granted options, such stock options shall be granted with an exercise price equal to the fair market value of a share of HoldCo Common Stock on the grant date.


OTHER PLAN
PROVISIONS:

License Subsidiary
Agreement:
                             On or about the Effective Date, OpCo. shall enter
                      into a license and use agreement with the License Subsidiary to provide for payment of the allocable share of usage of the FCC Licenses. The terms and conditions shall be in form and substance satisfactory to the administrative agent for the Secured Lenders and shall provide, among things, for quarterly usage fee (payable no later than two business days prior to the close of each fiscal quarter) to the License Subsidiary in an amount which is at least equal to the quarterly accrued interest on the Senior Secured Note. The proceeds of this license and usage agreement shall be subject to the liens to be provided to the Secured Lenders as collateral for the License Subsidiary's guaranty of the Senior Secured Note.

                             It is contemplated that for at least as long as
                      the Senior Secured Note or the Senior Secured PIK Notes are outstanding, substantially all of the revenue generated by the License Subsidiary with respect to the License Agreement shall be transferred by the License Subsidiary to HoldCo. as a dividend and that HoldCo., immediately thereafter, shall contribute all such dividends received to OpCo.

General Plan
Provisions:                  In addition to the foregoing provisions and
                      proposed treatments of claims and interests, the Plan shall contain provisions reasonably satisfactory to the administrative agent for the Secured Lenders and appropriate under circumstances concerning among other things, the following (i) disputed claims and reserves therefore; (ii) the assumption or rejection, as the case may be, of executory contracts and unexpired leases;
                      (iii) retention of jurisdiction by the Bankruptcy Court for certain purposes;

                      (iv) inability to materially amend or modify the Plan's provisions without the consent of any official creditors' committee appointed in Metrocall's chapter 11 cases; ; (v) Metrocall's release, as of the Effective Date, of all current officers and directors of Metrocall from any and all claims, obligations, rights, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity, or otherwise that Metrocall would have been legally entitled to assert based in whole or in part upon any action, conduct, or omission prior to the Effective Date and/or in connection with the Chapter 11 Cases; (vi) exculpation by Metrocall, as of the Effective Date, of all attorneys, financial advisors, accountants, investment bankers, agents and representatives of Metrocall, the Senior Secured Lenders and Committee, and their respective subsidiaries, who served in such capacity on or after the Petition Date; provided, however, that they will remain liable for willful misconduct and gross negligence; and (vii) creditors and equity security holders' release, as of the Effective Date, to the fullest extent allowed under applicable law, of all current officers and directors of Metrocall, the Senior Secured Lenders, and their respective subsidiaries, and their attorneys, financial advisors, accountants, investment bankers and agents, from any and all claims, obligations, rights, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity, or otherwise that they would have been legally entitled to assert based in whole or in part upon any action, conduct, or omission prior to the Effective Date and/or in connection with the Chapter 11 Cases.

                                -END OF DOCUMENT-
                                LIST OF EXHIBITS

Exhibit A -    Senior Secured Note

Exhibit B -    Senior Secured PIK Note

Exhibit C -    Preferred Stock

Exhibit D -    Metrocall Reorganization Timeline

Exhibit E -    Projections for Metrocall's Reorganization

Exhibit F -    Metrocall's Corporate Structure and Summary Description of Ivestments

                                                                        05/21/02



                                    EXHIBIT A

                         SUMMARY OF TERMS AND CONDITIONS

                                 METROCALL, INC.
                         $60,000,000 SENIOR SECURED NOTE

      The proposed terms and conditions summarized herein are provided for discussion purposes only and do not constitute an offer, agreement, or commitment to lend. The actual terms of any offer, agreement, or commitment to lend will be subject to, among other conditions, receipt of requisite approvals and satisfactory review and completion of documentation.

BORROWER:                    Reorganized and Consolidated McCaw (the "OpCo.")

FACILITY:                    $60,000,000 Senior Secured Note

ADMINISTRATIVE AGENT:        Toronto Dominion (Texas), Inc.

LENDERS:                     Existing Lenders to the $133,000,000 Senior Secured
                             Credit Facilities

EFFECTIVE DATE:              Upon the order approving confirmation of Plan of
                             Reorganization becoming final (approximately
                             10/1/02) and satisfaction of waiver of all conditions precedent with respect thereto.

MATURITY DATE:               3/31/04

INTEREST RATE:               Base Rate plus 2.875%.

                             Base Rate is defined as the higher of (i) TD's Prime Rate or (ii) the Federal Funds rate plus .50% per annum.

INTEREST PAYMENTS:           Interest shall be payable monthly in arrears and
                             shall be calculated on the basis of a 365/366 day year for the actual number of days elapsed.

GUARANTEES:                  Guarantees of HoldCo. and all direct existing and
                             future subsidiaries of HoldCo. (excluding OpCo. and Inciscent, Inc.).

COLLATERAL:                  First perfected lien on 100% of the ownership
                             interests and all existing and future assets of HoldCo., OpCo. and all of their direct existing and future subsidiaries, including all FCC licenses of the License Subsidiary, and the proceeds thereof, to the extent permitted under applicable law;
                             subject to senior liens with respect to (i) existing and/or future equipment financing, if required, (ii) the $2,000,000 cash reserve account securing obligations under the merchant processing agreement with EPX, (iii) outstanding reserves held by Huntington, (iv) other permitted secured financings that presently exist and which shall be reinstated upon confirmation of Metrocall's Plan and (v) all allowed existing secured debt assumed under the Plan (collectively, the "Permitted Liens").

SCHEDULED AMORTIZATION:      The Facility will amortize on a quarterly basis
                             according to the following schedule:

                                              Quarterly        Quarterly
                             Dates             Amount           Percent
                             -----            ---------        ---------
                             12/31/02       $         0              0%
                             3/31/03         10,000,000          16.67%
                             6/30/03          7,000,000          11.67%
                             9/30/03          4,000,000           6.67%
                             12/31/03         2,000,000           3.33%
                             3/31/04         37,000,000          61.67%
                                            -----------          ------
                             Total          $60,000,000            100%

MANDATORY PREPAYMENTS:       On December 31, 2002 and thereafter at the end of
                             each quarter, the Senior Secured Note shall be immediately and permanently reduced by an amount equal to 100% of Unrestricted Cash in excess of $10,000,000. Such mandatory prepayments shall be
                             (i) payable within five business days of the Effective Date and the end of each quarter thereafter (ii) accompanied by a certificate of the CFO of the company, in form satisfactory to the Administrative Agent and (iii) applied to scheduled amortization payments in inverse order of maturity.
                             Unrestricted Cash shall mean cash on hand with OpCo., HoldCo. and License Subsidiary excluding (i) cash necessary to make distributions (other than to the Secured Lenders or for dividends) pursuant to the Plan or to establish reserves as may be required under the Plan or (ii) assets to the extent encumbered by Permitted Liens.

FINANCIAL COVENANTS:         Usual and customary for facilities of this size,
                             type and purpose including but not limited to the following financial ratios that shall be set on the Effective Date and at the end of each calendar quarter:

                             (a) The Ratio of Total Net Debt to Annualized Operating Cash Flow ("Leverage Ratio") may not at any time exceed the ratio 1.0:1.0.

                             Total Net Debt is defined as the aggregate amount of total indebtedness of HoldCo. and all direct subsidiaries (excluding Ventures and Inciscent) for borrowed money, plus guarantees and capitalized leases, less Unrestricted Cash as of the calculation date.


                                       A2

                             Operating Cash Flow is defined as net income plus taxes, depreciation, amortization and interest, adjusted for extraordinary items, for the most recently completed quarter.

                             Annualized Operating Cash Flow is defined as
                             Operating Cash Flow times four.

                             (b) The Ratio of Operating Cash Flow to Cash
                             Interest Expense ("Interest Coverage Ratio") must at all times exceed the ratio 2.0:1.0.

                             Cash Interest Expense is defined as cash interest expense incurred during the most recently completed quarter.

                             (c) Limitation on System Capital Expenditures:
                             Capital expenditures by OpCo., other than capital expenditures for one-way and two-way paging devices, as of the last day of each quarter shall not exceed the amounts set forth below for the periods set forth below:

                             Fiscal Quarter      Period                 Amount
                             --------------      ------                 ------
                             FQ4 - 2002          10/1/02 - 12/31/02     $ 3,600,000
                             FQ1 - 2003          10/1/02 - 3/31/03        6,600,000
                             FQ2 - 2003          10/1/02 - 6/30/03        9,600,000
                             FQ3 - 2003          10/1/02 - 9/30/03       12,600,000
                             FQ4 - 2003          1/1/03 - 12/31/03       12,000,000
                             FQ1 - 2004          4/1/03 - 3/31/04       $12,000,000


                             (d) Limitation on Device Capital Expenditures:
                             Capital expenditures by OpCo. for one-way and two-way paging devices as of the last day of each quarter shall not exceed the amounts set forth below for the periods set forth below:

                             Fiscal Quarter      Period                 Amount
                             --------------      ------                 ------
                             FQ4 - 2002          10/1/02 - 12/31/02     $ 4,500,000
                             FQ1 - 2003          10/1/02 - 3/31/03        9,700,000
                             FQ2 - 2003          10/1/02 - 6/30/03       14,700,000
                             FQ3 - 2003          10/1/02 - 9/30/03       19,600,000
                             FQ4 - 2003          1/1/03 - 12/31/03       19,800,000
                             FQ1 - 2004          4/1/03 - 3/31/04       $17,700,000

CONDITIONS PRECEDENT:        Usual and customary for facilities of this size,
                             type and purpose and consistent with the provisions in the Plan and the Fifth Amended and Restated Loan
                             Agreement, dated March 17, 2000, as amended.

AFFIRMATIVE COVENANTS:       Usual and customary for facilities of this size,
                             type and purpose and consistent with the provisions in the Plan and the Fifth Amended and Restated Loan
                             Agreement, dated March 17, 2000, as amended.


                                       A3

                             Special covenant to reflect obligation of OpCo. prior to close of each fiscal quarter to pay fees due, within two business days of the close of such quarter, under the License Agreement with License Subsidiary (it is contemplated that the License Subsidiary will immediately dividend substantially all such revenues to HoldCo. and that HoldCo. upon its receipt of any such revenues shall make an immediate capital contribution equal to such amount to OpCo.).

NEGATIVE COVENANTS:          Usual and customary for facilities of this size,
                             type and purpose and consistent with the provisions in the Plan and the Fifth Amended and Restated Loan
                             Agreement, dated March 17, 2000, as amended.

REPRESENTATIONS
& WARRANTIES:                Usual and customary for facilities of this size,
                             type and purpose and consistent with the provisions in the Plan and the Fifth Amended and Restated Loan
                             Agreement, dated March 17, 2000, as amended.

EVENTS OF DEFAULT:           Usual and customary for facilities of this size,
                             type and purpose and consistent with the provisions in the Plan and the Fifth Amended and Restated Loan
                             Agreement, dated March 17, 2000, as amended.

ASSIGNMENTS
& PARTICIPATIONS:            Each Lender will have the right, with the consent
                             of the Administrative Agent, not to be unreasonably withheld, to assign or participate all or a portion of its rights and obligations under the Senior
                             Secured Note provided that, concurrently with any such assignment, such Lender shall also transfer to the applicable assignee a pro rata share of its commitment to the Senior Secured PIK Note.

MAJORITY LENDERS:            51% with respect to non-payment defaults and 75%
                             with respect to (i) payment defaults with respect to principal and (ii) extensions of scheduled amortization payments (excluding final maturity).

GOVERNING LAW:               New York


                                       A4

                                                                        05/21/02



                                    EXHIBIT B

                         SUMMARY OF TERMS AND CONDITIONS

                                 METROCALL, INC.
                      $20,000,000 SENIOR SECURED PIK NOTES

      The proposed terms and conditions summarized herein are provided for discussion purposes only and do not constitute an offer, agreement, or commitment to lend. The actual terms of any offer, agreement, or commitment to lend will be subject to, among other conditions, receipt of requisite approvals and satisfactory review and completion of documentation.

BORROWER:                    Reorganized Metrocall, Inc. (the "HoldCo.")

FACILITY:                    $20,000,000 Senior Secured PIK Notes

ADMINISTRATIVE AGENT:        Toronto Dominion (Texas), Inc.

LENDERS:                     Existing Lenders to the $133,000,000 Senior Secured
                             Credit Facilities

EFFECTIVE DATE:              Upon the order approving confirmation of Plan of
                             Reorganization becoming final (approximately
                             10/1/02) and satisfaction of waiver of all conditions precedent with respect thereto.

MATURITY DATE:               12/31/04

INTEREST RATE & PAYMENTS:    Interest shall accrue at a rate of 12% per annum
                             accruing and due quarterly in arrears by issuance of additional Senior Secured PIK Notes until the Senior Secured Note is fully repaid. Thereafter, interest shall be due and payable monthly in arrears in cash.

GUARANTEES:                  Subordinated guarantees of all direct existing and
                             future subsidiaries of HoldCo. (excluding OpCo.).

COLLATERAL:                  Second perfected lien (which shall become a first
                             perfected lien upon payment in full of the Senior
                             Secured Note) on 100% of the ownership interests and all existing and future assets of HoldCo. and each of its direct existing and future subsidiaries
                             (excluding OpCo.), including all FCC licenses of the License Subsidiary, and the proceeds thereof, to the extent permitted under applicable law;
                             subject to senior liens with respect to the Permitted Liens (as defined with respect to the Senior Secured Note).

SCHEDULED AMORTIZATION:      The Facility will amortize on a quarterly basis
                             according to the following schedule:

                                            Quarterly         Amortization
                             Date            Amount       (% Original Principal)
                             ----          -----------    ----------------------
                             6/30/04       $ 3,000,000           15.0%
                             9/30/04         2,000,000           10.0%
                             12/31/04       15,000,000           75.0%
                                           -----------          ------
                             TOTAL         $20,000,000          100.0%

MANDATORY PREPAYMENTS:       Upon payment in full of the Senior Secured Note and
                             the end or each quarter thereafter, the Senior
                             Secured PIK Notes shall be immediately and permanently reduced by an amount equal to 100% of Unrestricted Cash (as defined with respect to the Senior Secured Note) in excess of $10,000,000. Such mandatory prepayments shall be (i) payable within five business days of the end of each such quarter,
                             (ii) accompanied by a certificate of the CFO of the company, in form satisfactory to the Administrative
                             Agent, and (iii) shall be applied to scheduled amortization payments in inverse order of maturity.

FINANCIAL COVENANTS:         Usual and customary for facilities of this size,
                             type and purpose including but not limited to the following financial ratios that shall be set on the Effective Date and at the end of each calendar quarter (measured on the consolidated Metrocall):

                             (a) The Ratio of Total Net Debt to Annualized Operating Cash Flow ("Leverage Ratio") may not at any time exceed the ratio 1.0:1.0.

                             Total Net Debt is defined as the aggregate amount of total indebtedness of HoldCo. and all direct subsidiaries (excluding Ventures and Incesent) for borrowed money, plus guarantees and capitalized leases, less Unrestricted Cash as of the calculation date.

                             Operating Cash Flow is defined as net income plus taxes, depreciation, amortization and interest, adjusted for extraordinary items, for the most recently completed quarter.

                             Annualized Operating Cash Flow is defined as
                             Operating Cash Flow times four.

                             (b) The Ratio of Operating Cash Flow to Cash
                             Interest Expense ("Interest Coverage Ratio") must at all times exceed the ratio 2.0:1.0.

                             Cash Interest Expense is defined as cash interest expense incurred during the most recently completed quarter.

                             (c) Limitation on System Capital Expenditures:
                             Capital expenditures by OpCo., other than capital expenditures by OpCo. for one-way and two-way paging devices, as of the last day of


                                       B2
                              each quarter shall not exceed the amounts set forth below for the periods set forth below:

                              Fiscal Quarter           Period                Amount
                              --------------           ------                ------
                              FQ4 - 2002         10/1/02 - 12/31/02      $  3,600,000
                              FQ1 - 2003         10/1/02 - 03/31/03         6,600,000
                              FQ2 - 2003         10/1/02 - 06/30/03         9,600,000
                              FQ3 - 2003         10/1/02 - 09/30/03        12,600,000
                              FQ4 - 2003         01/1/03 - 12/31/03        12,000,000
                              FQ1 - 2004         04/1/03 - 03/31/04        12,000,000
                              FQ2 - 2004         07/1/03 - 6/30/04         12,000,000
                              FQ3 - 2004         10/1/03 - 9/30/04         12,000,000
                              FQ4 - 2004         10/1/04 - 12/31/04       $12,000,000

                              (d) Limitation on Device Capital Expenditures:
                              Capital expenditures by OpCo. for one-way and two-way paging devices as of the last day of each quarter shall not exceed the amounts set forth below for the periods set forth below:

                              Fiscal Quarter      Period                 Amount
                              --------------      ------                 ------
                              FQ4 - 2002          10/1/02 - 12/31/02     $  4,500,000
                              FQ1 - 2003          10/1/02 - 03/31/03        9,700,000
                              FQ2 - 2003          10/1/02 - 06/30/03       14,700,000
                              FQ3 - 2003          10/1/02 - 09/30/03       19,600,000
                              FQ4 - 2003          01/1/03 - 12/31/03       19,800,000
                              FQ1 - 2004          04/1/03 - 03/31/04       17,700,000
                              FQ2 - 2004          07/1/03 - 6/30/04        17,000,000
                              FQ3 - 2004          10/1/03 - 9/30/04        16,400,000
                              FQ4 - 2004          10/1/04 - 12/31/04       15,900,000

CONDITIONS PRECEDENT:         Usual and customary for facilities of this size,
                              type and purpose.

AFFIRMATIVE COVENANTS:        None.

NEGATIVE COVENANTS:           None.

REPRESENTATIONS & WARRANTIES: Usual and customary for facilities of this size, type and purpose.

EVENTS OF DEFAULT:            Usual and customary for facilities of this size,
                              type and purpose including but not limited to a cross-default to the OpCo. Note.

ASSIGNMENTS
& PARTICIPATIONS:             Each Lender will have the right, with the consent
                              of the Administrative Agent, not to be
                              unreasonably withheld, to assign or participate all or a portion of its rights and obligations under the Senior Secured PIK Notes provided that, concurrently with any such assignment, such Lender shall also transfer to the applicable assignee a pro rata share of its commitment to the Senior
                              Secured Note.


                                       B3

MAJORITY LENDERS:            51% with respect to non-payment defaults and 75%
                             with respect to (i) payment defaults with respect to principal and (ii) extensions of scheduled amortization payments (excluding final maturity).

GOVERNING LAW:               New York


                                       B4

                                                                        05/14/02



                                    EXHIBIT C

                         SUMMARY OF TERMS AND CONDITIONS

                                 METROCALL, INC.
                                 PREFERRED STOCK

      The proposed terms and conditions summarized herein are provided for discussion purposes only and do not constitute an offer, agreement, or commitment to lend. The actual terms of any offer, agreement, or commitment to lend will be subject to, among other conditions, receipt of requisite approvals and satisfactory review and completion of documentation.

ISSUER                       Reorganized Metrocall, Inc. ("HoldCo.")

SERIES                       15% Senior Preferred Voting Securities

SHARES                       6,000,000

LIQUIDATION PREFERENCE       $10.00 per share plus accrued and unpaid
                             distributions and dividends. Liquidation Preference of total shares to be issued is $60 million (the
                             "Initial Liquidation Preference")(to be increased for accrued and unpaid dividends).

DISTRIBUTION                 5,300,000 shares to be issued ratably to Secured
                             Lenders ($53 million Initial Liquidation
                             Preference)

                             500,000 shares to be issued ratably to holders of allowed unsecured claims against HoldCo. ($5 million Initial Liquidation Preference)

                             100,000 shares to be issued to HoldCo.'s CEO, William Collins (subject to the terms and conditions for vesting thereof set forth in his Employment Agreement) ($1 million Initial Liquidation Preference)

                             100,000 shares to be issued to HoldC's CFO, Vincent Kelly (subject to the terms and conditions for vesting thereof set forth in his Employment Agreement) ($1 million Initial Liquidation Preference)

DIVIDENDS                    The Preferred Stock shall accrue dividends at the
                             rate of 15% per annum compounded quarterly.
                             Dividends on the Preferred Stock shall accrue (and shall not become payable) and shall increase the Initial Liquidation Preference until such time as the Senior Secured

                             Note and the Senior Secured PIK Notes are paid in full and thereafter dividends shall accrue and become payable in cash quarterly in arrears.


                             To the extent HoldCo., is unable to pay cash dividends, the liquidation preference shall increase on the first day following each dividend period in respect of any unpaid dividends provided that HoldCo. may pay all or a portion of the amount of any accreted liquidation preference over the Initial Liquidation Preference on any dividend payment date.

VOTING Holders of Preferred Stock shall have voting rights which shall in the aggregate constitute 95% of the total voting power of HoldCo. In the event that any portion of the Preferred Stock is redeemed by HoldCo., the voting rights attributable to each remaining share shall increase proportionately such that the Preferred Stock shall continue to hold 95% of the total voting stock of HoldCo. until such time that the Preferred Stock has been fully redeemed at which time all of the voting power shall vest with holders of the Common Stock

CONVERSION RIGHTS            None.

RESTRICTIONS                 The Preferred Stock shall be subject to trading
                             restrictions for two years from after the Effective
                             Date as to be set forth in the certificate of incorporation of HoldCo. (See Section infra.
                             Charter/By-Laws of HoldCo.)

REDEMPTION                   The Preferred Stock (i) may be redeemed by HoldCo.
                             at any time after payment in full of the Senior
                             Secured Note and the Senior Secured PIK Notes, at the option of HoldCo., in whole or in part on a pro rata basis, at its par value, together with any and all unpaid dividends accrued to the redemption date and (ii) shall be redeemed by HoldCo. (a) on a pro rata basis, together with any and all unpaid accrued dividends, after the Senior Secured Note and the Senior Secured PIK Notes are paid in full, on a quarterly basis by an amount equal to 100% of Unrestricted Cash in excess of $10 million and (b) no later than the later of (1) 12/31/06 and (2) six months after payment in full of the Senior Secured
                             PIK Notes, in whole, at its par value, together with any and all unpaid dividends accrued.


                                       C2

RANK The Preferred Stock shall rank senior to any capital stock of HoldCo.

                             Holdco. may not, without the consent of holders of the shares of Preferred Stock, authorize or issue parity or senior stock or any obligation or security convertible or exchangeable into, or evidencing a right to purchase shares of any class or series of parity or senior stock. The terms parity stock and senior stock shall include warrants, rights, calls or options exercisable for or convertible into that type of stock.

CHANGE OF CONTROL            In the event of any sale or merger with respect to
                             all or substantially all of the HoldCo.'s assets, or any liquidation, dissolution or winding up of HoldCo., the holder(s) of the preferred stock shall receive payment of the full par value of the preferred stock, together with any and all accrued and unpaid dividends, before any payments to holders of any other capital stock of HoldCo.


                                       C3

                                   EXHIBIT "F"
               METROCALL'S PRE REORGANIZATION CORPORATE STRUCTURE



                            -------------------------

                                 METROCALL, INC.
                                (Delaware Corp.)
                             ----------------------
                             Holds operating assets
                             ----------------------


                            -------------------------

------------------------               ----------------------------------                            ----------------------------

   Metrocall USA, Inc.                   McCaw RCC Communications, Inc.                                Metrocall Ventures, Inc.
    (Delaware Corp.)                          (Washington Corp.)                                           (Delaware Corp.)
   License Subsidiary                      Operating Holding Sub.                                       Investment Holding Sub.

------------------------               ----------------------------------                            ----------------------------



------------------------------             -----------------
Advanced Nationwide Messaging                                              ---------
         Corporation                           MSI, Inc.                                               -----  -----   ----   ------
      (Washington Corp.)                    (Nevada Corp.)                  39.7%
        Operating Sub.                      Operating Sub.                                              61%    19%    19%    15.87%
   -----------------------                                                 ---------
   Holds operating assets
   -----------------------                                                                             -----  -----   ----   ------
------------------------------             -----------------
                                                                         ---------------          -----------

                                                                                                  Beacon Peak
                                                                         Inciscent, Inc.           Associates

                                                                         ----------------         -----------
                                               ---------       --------                                ----------------

                                                99% L.P.        1% G.P.                                Western Paging &
                                                                                                        Voicemail, L.P.
                                               ---------       --------                                -----------------

                                                                                                            ----------------

                                             ---------------------------                                    Western Paging &
                                                                                                             Voicemail, LLC
                                               Mobilfone Service, L.P.
                                                    (Texas L.P.)                                            ----------------
                                                   Operating Sub.
                                               ----------------------
                                               Holds operating assets                                          -------------------
                                               ----------------------                                           IRIS Wireless, LLC
                                                                                                                 fka.MessageNet
                                             ---------------------------
                                                                                                               -------------------






               METROCALL'S PRE REORGANIZATION CORPORATE STRUCTURE



                            -------------------------

                                 METROCALL, INC.
                                (Delaware Corp.)

                            -------------------------



------------------------               ----------------------------------                            -------------------------------

   Metrocall USA, Inc.                   McCaw RCC Communications, Inc.                                Metrocall Ventures, Inc.
    (Delaware Corp.)                    (Reincorporated Delaware Corp.)                                    (Delaware Corp.)
   License Subsidiary                           Operating Sub.                                          Investment Holding Sub.

                                        (Assumes all operating assets from
                                         Metrocall, Inc. passed down & all
                                         McCaws subs. And holdings merged
                                          and rolled up into McCaw)

------------------------               ----------------------------------                            -------------------------------





                                                                                                       -----       ----       ------

                                                                                                        19%        19%        15.87%


                                                                                                       -----       ----       ------



                                                                                                     ----------------

                                                                                                     Western Paging &
                                                                         Inciscent, Inc.              Voicemail, L.P.
                                                                              39.7%
                                                                         ----------------            -----------------

                                                                                                          ----------------

                                                                                                          Western Paging &
                                                                                                           Voicemail, LLC

                                                                                                          ----------------


                                                                                                             -------------------
                                                                                                              IRIS Wireless, LLC
                                                                                                               fka.MessageNet

                                                                                                             -------------------